The information in this prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.
 Filed Pursuant to Rule 424(b)(2)
 Registration File No. 333-250144

SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2021
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated November 17, 2020)
            Ordinary Shares
NORWEGIAN CRUISE LINE HOLDINGS LTD.
We are offering                 ordinary shares, par value $0.001 per share, in a registered direct offering to a limited number of purchasers pursuant to this prospectus supplement and the accompanying prospectus. Our ordinary shares are listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “NCLH.” On November 12, 2021, the closing price of our ordinary shares on the NYSE was $25.63 per share.
Our amended and restated bye-laws (our “bye-laws”) contain restrictions on the ownership and transfer of our ordinary shares. See “Description of Share Capital — Ordinary Shares — Transfer Restrictions” in the accompanying prospectus.
Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and the risk factors included in the information incorporated by reference in this prospectus supplement and the accompanying prospectus to read about certain factors you should consider before buying our ordinary shares.
	Per Share	Total
Registered direct offering price	$	$
Proceeds, before expenses, to the Company	$	$
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 and the Companies Act 1981 of Bermuda (the “Companies Act”), which regulates the sale of securities in Bermuda. Further, the Bermuda Monetary Authority (the “BMA”) must approve all issues and transfers of shares of a Bermuda exempted company under the Exchange Control Act of 1972 and regulations thereunder (together, the “ECA”). The BMA has given a general permission which will permit the issue of the ordinary shares and the free transferability of such shares under the ECA so long as voting securities of the Company are admitted to trading on the NYSE or any other appointed stock exchange.
The date of this prospectus supplement is                 , 2021.

PROSPECTUS SUPPLEMENT
PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of the ordinary shares we are offering hereby. The second part is the accompanying prospectus, which contains and incorporates by reference important business and financial information about us and other information about this offering. This prospectus supplement and the accompanying prospectus are part of an automatic shelf registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).
We are responsible for the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein as described herein and therein, and any related free writing prospectus that we prepare and distribute. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus. We are not making an offer to sell, or soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus prepared by us is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.
This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits, of which this prospectus supplement and the accompanying prospectus form a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore file reports and other information with the SEC. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.
If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
The discussion under “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus does not address the U.S. federal income tax consequences of acquiring, owning, or disposing of our ordinary shares to any person that holds any indebtedness of the Company.

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TERMS USED IN THIS PROSPECTUS SUPPLEMENT
Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to (i) the “Company,” “NCLH,” “we,” “our” and “us” refer to Norwegian Cruise Line Holdings Ltd. and its subsidiaries, (ii) the “Issuer” refer to Norwegian Cruise Line Holdings Ltd. and not its subsidiaries, (iii) “NCLC” refer to NCL Corporation Ltd., a wholly-owned direct subsidiary of the Company, (iv) “NCL Finance” refer to NCL Finance, Ltd., a wholly-owned indirect subsidiary of the Company and NCLC, (v) “ordinary shares” refer to our ordinary shares, par value $0.001 per share, (vi) “Norwegian Cruise Line” or “Norwegian” refer to the Norwegian Cruise Line brand and its predecessors, (vii) “Prestige” refer to Prestige Cruises International S. de R.L. (formerly Prestige Cruises International, Inc.), together with its consolidated subsidiaries, including Prestige Cruise Holdings S. de R.L. (formerly Prestige Cruise Holdings, Inc.), Prestige’s direct wholly-owned subsidiary, which in turn is the parent of Oceania Cruises S. de R.L. (formerly Oceania Cruises, Inc.) (“Oceania Cruises”) and Seven Seas Cruises S. de R.L. (“Regent”) (Oceania Cruises also refers to the brand by the same name and Regent also refers to the brand Regent Seven Seas Cruises), (viii) “2024 Senior Notes” mean NCLC’s 3.625% Senior Notes due 2024, (ix) “2024 Exchangeable Notes” mean NCLC’s 6.00% Exchangeable Senior Notes due 2024, (x) “2024 Secured Notes” mean NCLC’s 12.25% Senior Secured Notes due 2024, (xi) “2025 Exchangeable Notes” mean NCLC’s 5.375% Exchangeable Senior Notes due 2025, (xii) “2026 Secured Notes” mean NCLC’s 10.250% Senior Secured Notes due 2026 (xiii) “2026 Senior Notes” mean NCLC’s 5.875% Senior Notes due 2026 and (xiv) “2028 Senior Notes” mean NCL Finance’s 6.125% Senior Notes due 2028. References to the “U.S.” are to the United States of America, and “dollar(s)” or “$” are to U.S. dollars.
In addition, this prospectus supplement includes certain non-GAAP financial measures, such as Adjusted EBITDA and Ship Contribution. Definitions of these non-GAAP financial measures are included below. For further information about our non-GAAP financial measures including detailed adjustments made in the calculation of our non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measure, we refer you to “Prospectus Supplement Summary — Summary Consolidated Financial Data” herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which appear in our 2020 Annual Report and our Quarterly Reports (each as defined below) incorporated by reference in this prospectus supplement. Unless otherwise indicated in this prospectus supplement, the following terms have the meanings set forth below:
•
2024 Exchangeable Notes Offering.   On May 8, 2020, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank National Association, as trustee, NCLC issued $862.5 million aggregate principal amount of 2024 Exchangeable Notes.

•
2025 Exchangeable Notes Offering.   On July 21, 2020, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank National Association, as trustee, NCLC issued $400.0 million aggregate principal amount of 2025 Exchangeable Notes. On July 30, 2020, NCLC issued an additional $50.0 million aggregate principal amount of 2025 Exchangeable Notes pursuant to the partial exercise of the initial purchasers’ option to purchase additional 2025 Exchangeable Notes.

•
Adjusted EBITDA.   EBITDA adjusted for other income (expense), net and other supplemental adjustments.

•
Allura Class Ships.   Oceania Cruises’ two ships on order.

•
Berths.   Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

•
Capacity Days.   Berths available for sale multiplied by the number of cruise days for the period for ships in service.

•
CDC.   The U.S. Centers for Disease Control and Prevention.

•
Conditional Order.   The CDC’s Framework for Conditional Sailing Order issued on October 30, 2020 that introduced a phased approach for the resumption of passenger cruises. These phases include: a) the establishment of laboratory testing of crew onboard cruise ships in U.S. waters; b) simulated voyages designed to test a cruise ship operator’s ability to mitigate COVID-19 on cruise ships; c) a certification process; and d) a return to passenger voyages in a manner that mitigates the risk of

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COVID-19 introduction, transmission or spread among passenger and crew onboard ships and ashore to communities. The Conditional Order replaced the CDC’s previously issued No Sail Order that expired on October 31, 2020 and remained in effect until November 1, 2021. The CDC adopted a Temporary Extension and Modification of the Framework for Conditional Sailing Order (the “Temporary Extension”) that became effective on November 1, 2021 and will remain in effect until the earlier of a) the expiration of the Secretary of Health and Human Services’ declaration that COVID-19 constitutes a public health emergency, b) the CDC Director’s rescission or modification of the Temporary Extension based on specific public health or other considerations, or c) January 15, 2022 at which point it will revert to a voluntary program. Effective as of July 23, 2021, for cruise ships arriving in, within, or departing from a port in Florida, the Conditional Order only persists as a non-binding recommendation.
•
EBITDA.   Earnings before interest, taxes, and depreciation and amortization.

•
Exchangeable Notes.   The 2024 Exchangeable Notes, the 2025 Exchangeable Notes and the New Exchangeable Notes.

•
Explorer Class Ships.   Regent’s Seven Seas Explorer, Seven Seas Splendor, and Seven Seas Grandeur.

•
GAAP.   Generally accepted accounting principles in the U.S.

•
Load Factor.   The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some staterooms.

•
Passenger Cruise Days.   The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

•
Project Leonardo.   The next generation of ships for our Norwegian brand.

•
Revolving Loan Facility.   NCLC’s $875.0 million senior secured revolving credit facility.

•
Secondary Equity Offering(s).   Secondary public offering(s) of our ordinary shares in December 2018, March 2018, November 2017, August 2017, December 2015, August 2015, May 2015, March 2015, March 2014, December 2013 and August 2013.

•
Senior Secured Credit Facility.   NCLC’s credit agreement, originally dated as of May 24, 2013, as amended and restated on October 31, 2014, June 6, 2016, October 10, 2017, January 2, 2019 and May 8, 2020, and as further amended on January 29, 2021, March 25, 2021 and November 12, 2021, by and among NCLC and Voyager Vessel Company, LLC, as co-borrowers, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, and various lenders and agents, providing for a senior secured credit facility consisting of (i) the Revolving Loan Facility and (ii) the Term Loan A Facility.

•
Ship Contribution.   Total revenue less total cruise operating expense.

•
Term Loan A Facility.   NCLC’s $1.5 billion secured term loan A facility.

S-iv

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information filed electronically at http://www.sec.gov. Unless specifically listed below, the information contained on the SEC’s website is not intended to be incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement.
We make available free of charge through our website at http://www.nclhltdinvestor.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file with, or furnish to, the SEC. Any information available on or through our website is not part of this prospectus supplement, except to the extent it is expressly incorporated by reference herein as set forth under “Incorporation by Reference” below.
We filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the ordinary shares offered hereby. This prospectus supplement and accompanying prospectus, filed as part of the registration statement, do not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our securities, you should refer to the registration statement. This prospectus supplement and accompanying prospectus summarize provisions that we consider material of certain documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

S-v

INCORPORATION BY REFERENCE
We “incorporate by reference” information into this prospectus supplement. This means that we disclose important information to you by referring you to another document filed separately with the SEC. The information in the documents incorporated by reference is considered to be part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the information in the:
•
Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 26, 2021 (the “2020 Annual Report”);

•
Information incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 26, 2021, from our definitive proxy statement on Schedule 14A, filed on April 7, 2021;

•
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed on May 10, 2021, for the quarter ended June 30, 2021, filed on August 9, 2021, and for the quarter ended September 30, 2021, filed on November 9, 2021 (collectively, our “Quarterly Reports”);

•
Current Reports on Form 8-K, filed on February 4, 2021, February 23, 2021, March 3, 2021, March 9, 2021, March 15, 2021, May 21, 2021, August 16, 2021, October 15, 2021, October 21, 2021, November 3, 2021, November 8, 2021 and November 15, 2021; and

•
“Description of Securities of Norwegian Cruise Line Holdings Ltd.” set forth on Exhibit 4.9 to our 2020 Annual Report, as amended by the “Memorandum of Increase of Share Capital of Norwegian Cruise Line Holdings Ltd.” set forth on Exhibit 3.1 to our Current Report on Form 8-K filed on May 21, 2021.

In addition, we incorporate by reference any filings made with the SEC in accordance with Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and until the date all of the ordinary shares offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.
Documents incorporated by reference herein contain important information about us and our financial condition. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
You can also obtain from us without charge copies of any document incorporated by reference in this prospectus supplement, excluding exhibits (unless the exhibit is specifically incorporated by reference into the information that this prospectus supplement incorporates) by requesting such materials in writing or by telephone from us at:
Norwegian Cruise Line Holdings Ltd.
7665 Corporate Center Drive
Miami, Florida 33126
Attention: Investor Relations
(305) 436-4000

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Some of the statements, estimates or projections contained in this prospectus supplement, the accompanying prospectus, information incorporated by reference herein or therein and any related free-writing prospectus are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this prospectus supplement, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our suspension of certain cruise voyages, our ability to weather the impacts of the novel coronavirus (“COVID-19”) pandemic, our expectations regarding the resumption of cruise voyages and the timing for such resumption of cruise voyages, the implementation of and effectiveness of our health and safety protocols, operational position, demand for voyages, plans or goals for our sustainability program and decarbonization efforts, our expectations for future cash flows and profitability, financing opportunities and extensions, and future cost mitigation and cash conservation efforts and efforts to reduce operating expenses and capital expenditures) are forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of:
•
the spread of epidemics, pandemics and viral outbreaks and specifically, the COVID-19 pandemic, including its effect on the ability or desire of people to travel (including on cruises), which are expected to continue to adversely impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price;

•
our ability to comply with the CDC’s Conditional Order and any additional or future regulatory restrictions on our operations and to otherwise develop enhanced health and safety protocols to adapt to the pandemic’s unique challenges;

•
legislation prohibiting companies from verifying vaccination status;

•
coordination and cooperation with the CDC, the federal government and global public health authorities to take precautions to protect the health, safety and security of guests, crew and the communities visited and the implementation of any such precautions;

•
our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises;

•
our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and may be dilutive to existing shareholders;

•
our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements;

•
the accuracy of any appraisals of our assets as a result of the impact of the COVID-19 pandemic or otherwise;

•
our success in controlling operating expenses and capital expenditures;

•
our guests’ election to take cash refunds in lieu of future cruise credits or the continuation of any trends relating to such election;

•
trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto;

S-vii

•
the unavailability of ports of call;

•
future increases in the price of, or major changes or reduction in, commercial airline services;

•
adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events;

•
adverse incidents involving cruise ships;

•
adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence;

•
any further impairment of our trademarks, trade names or goodwill;

•
breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection;

•
changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs;

•
mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities;

•
the risks and increased costs associated with operating internationally;

•
fluctuations in foreign currency exchange rates;

•
overcapacity in key markets or globally;

•
our expansion into and investments in new markets;

•
our inability to obtain adequate insurance coverage;

•
pending or threatened litigation, investigations and enforcement actions;

•
volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees;

•
our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues;

•
our reliance on third parties to provide hotel management services for certain ships and certain other services;

•
our inability to keep pace with developments in technology;

•
changes involving the tax and environmental regulatory regimes in which we operate; and

•
other factors set forth under “Risk Factors,” including those described under the section entitled “Risk Factors” in our 2020 Annual Report and Quarterly Reports, which are incorporated by reference in this prospectus supplement.

Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown.
In addition, some of our executive officers and directors have not sold their shares in us since the beginning of the COVID-19 pandemic as a gesture of support for our Company as they navigated us through unprecedented challenges. Now that we have resumed operations, we anticipate that our executive officers and directors may sell shares under Rule 10b5-1 plans beginning in the first quarter of 2022 as part of their ordinary course financial planning.
The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding

S-viii

our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

S-ix

PROSPECTUS SUPPLEMENT SUMMARY
This summary includes highlights of more detailed information contained elsewhere in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. This summary does not contain all of the information that you should consider before investing in our ordinary shares. You should read, in their entirety, this prospectus supplement, the accompanying prospectus and any related free writing prospectus, together with all information incorporated by reference herein and therein, carefully, especially the “Risk Factors” section of this prospectus supplement, our 2020 Annual Report, our Quarterly Reports and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement, before making an investment decision. Some of the statements in this prospectus supplement, in the accompanying prospectus and in the information incorporated by reference herein and therein constitute forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements” for more information.
Our Company
We are a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands. As of September 30, 2021, we had 28 ships with approximately 59,150 Berths and had orders for nine additional ships to be delivered through 2027. Due to the COVID-19 pandemic, we temporarily suspended all global cruise voyages from March 2020 until July 2021, when we resumed cruise voyages on a limited basis.
We have one Explorer Class Ship on order for delivery in 2023. We have two Allura Class Ships on order for delivery in 2023 and 2025. Project Leonardo will introduce an additional six ships with expected delivery dates from 2022 through 2027. These additions to our fleet will increase our total Berths to approximately 83,000, which includes additional Berths we plan to add to our Project Leonardo ships, subject to certain conditions. The impacts of COVID-19 on the shipyards where our ships are under construction (or will be constructed) have resulted in some delays in expected ship deliveries, and the impacts of COVID-19 could result in additional delays in ship deliveries in the future, which may be prolonged.
Our brands offer itineraries to worldwide destinations including Europe, Asia, Australia, New Zealand, South America, Africa, Canada, Bermuda, Caribbean, Alaska and Hawaii. Norwegian’s U.S.-flagged ship, Pride of America, provides the industry’s only entirely inter-island itinerary in Hawaii.
All of our brands offer an assortment of features, amenities and activities, including a variety of accommodations, multiple dining venues, bars and lounges, spa, casino and retail shopping areas and numerous entertainment choices. All brands also offer a selection of shore excursions at each port of call as well as hotel packages for stays before or after a voyage.
Concurrent Transactions
Concurrent with this offering of ordinary shares, NCLC is conducting a private offering (the “Exchangeable Notes Offering”) of $800 million aggregate principal amount of    % exchangeable senior notes due 2027 (or up to $120 million aggregate principal amount of exchangeable senior notes due 2027 if the initial purchasers in such offering exercise in full their option to purchase additional exchangeable notes) (the “New Exchangeable Notes”). The Exchangeable Notes Offering is only being made pursuant to a separate confidential offering memorandum, and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy the New Exchangeable Notes.
The New Exchangeable Notes will be guaranteed by NCLH on a senior unsecured basis. Holders may exchange all or a portion of their New Exchangeable Notes at their option at any time prior to the close of business on the business day immediately preceding August 15, 2026 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2021 (and only during such calendar quarter), if the last reported sale price per ordinary share for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the exchange price on each applicable trading day; (2) during the five consecutive business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of

New Exchangeable Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per ordinary share and the exchange rate on each such trading day; (3) if NCLC calls the New Exchangeable Notes for a tax redemption; (4) if NCLC calls all or any of the New Exchangeable Notes for an optional redemption; or (5) upon the occurrence of specified corporate events. On or after August 15, 2026, holders may exchange their New Exchangeable Notes at any time regardless of the foregoing circumstances until the close of business on the business day immediately preceding the maturity date.
Upon exchange of the New Exchangeable Notes, NCLC will satisfy its exchange obligation by paying and/or delivering, as the case may be, cash, ordinary shares or a combination of cash and ordinary shares, at NCLC’s election. NCLC will pay any cash required to be paid upon exchange of the New Exchangeable Notes. If NCLC elects to satisfy its exchange obligation solely in ordinary shares or through delivery and payment, as the case may be, of a combination of ordinary shares and cash, the New Exchangeable Notes will convert into fully paid, redeemable preference shares of NCLC. Upon exchange, the preference shares will be immediately and automatically exchanged, for each $1,000 principal amount of exchanged New Exchangeable Notes, into a number of ordinary shares equal to (i) the exchange rate if NCLC elects to satisfy its exchange obligation solely in ordinary shares, or (ii) the share settlement amount if NCLC elects to satisfy its exchange obligation through delivery and payment, as the case may be, of a combination of ordinary shares and cash. The exchange rate will initially be        ordinary shares per $1,000 principal amount of New Exchangeable Notes (equivalent to an initial exchange price of approximately $      per ordinary share), subject to adjustment. In addition, if certain corporate events occur prior to the maturity date or if NCLC delivers a notice of tax redemption or a notice of optional redemption, NCLC will, in certain circumstances, increase the exchange rate for a holder who elects to exchange its New Exchangeable Notes in connection with such corporate event, notice of a tax redemption or a notice of optional redemption, as the case may be. Upon the occurrence of a “fundamental change,” which term includes certain change of control transactions, NCLC must offer to repurchase the New Exchangeable Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.
We anticipate that the net proceeds from the sale of ordinary shares in this offering will be approximately
$      million, after deducting estimated fees and expenses. We intend to use the net proceeds from this offering to redeem up to $236.25 million aggregate principal amount of the 2024 Secured Notes and up to $262.50 million aggregate principal amount of the 2026 Secured Notes, to pay related premiums, fees and expenses and for general corporate purposes. NCLC anticipates that the net proceeds from the Exchangeable Notes Offering, after deducting estimated fees and expenses, including the initial purchasers’ discount, will be approximately $      million (or approximately $      million if the initial purchasers exercise their option to purchase additional New Exchangeable Notes in full). NCLC intends to use the net proceeds from the Exchangeable Notes Offering to repurchase up to $      million aggregate principal amount of the 2024 Exchangeable Notes pursuant to privately negotiated agreements with a limited number of current holders of such 2024 Exchangeable Notes, which agreements are conditioned upon, among other matters, the consummation of the Exchangeable Notes Offering, and to pay related premiums, fees and expenses. NCLC intends to use the remaining net proceeds from the Exchangeable Notes Offering for general corporate purposes.
We refer to (i) this offering, (ii) the Exchangeable Notes Offering, (iii) the redemptions of up to $236.25 million aggregate principal amount of the 2024 Secured Notes and up to $262.50 million aggregate principal amount of the 2026 Secured Notes and (iv) the repurchase of up to $      million aggregate principal amount of the 2024 Exchangeable Notes, collectively, as the “Transactions.”

Corporate Information
We are a Bermuda exempted company, with predecessors dating from 1966. Our registered offices are located at Walkers Corporate (Bermuda) Limited, Park Place, 3rd Floor, 55 Par-la-Ville Road, Hamilton HM 11, Bermuda. Our principal executive offices are located at 7665 Corporate Center Drive, Miami, Florida 33126. Our telephone number is (305) 436-4000. Our website is located at http://www.nclhltdinvestor.com. The information that appears on our website is not part of, and is not incorporated by reference into this prospectus supplement or any other report or document filed with or furnished to the SEC. Daniel S. Farkas, the Company’s Executive Vice President, General Counsel and Assistant Secretary, is our agent for service of process at our principal executive offices.

The Offering
The summary below describes the principal terms of this offering. Certain of the terms and conditions described below are subject to important limitations and exceptions.
Ordinary shares offered hereby
            ordinary shares.
Ordinary shares to be outstanding immediately after this offering ordinary shares.
Our bye-laws provide that no one person or group of related persons, other than certain specified persons, may own, or be deemed to own, more than 4.9% of our outstanding ordinary shares, whether measured by value, vote or number, unless such ownership is approved by our board of directors.
Offering
We are selling         ordinary shares in a registered direct offering to a limited number of purchasers in privately negotiated transactions pursuant to this prospectus supplement and the accompanying prospectus.
Use of proceeds
We intend to use the net proceeds from this offering to redeem up to $236.25 million aggregate principal amount of the 2024 Secured Notes and up to $262.50 million aggregate principal amount of the 2026 Secured Notes, to pay related premiums, fees and expenses and for general corporate purposes. See “Use of Proceeds.”
Risk factors
You should carefully read and consider the information set forth under “Risk Factors” in this prospectus supplement, the accompanying prospectus, any related free writing prospectus prepared by us and the information incorporated herein and therein before investing in our ordinary shares.
NYSE ticker symbol
“NCLH.”
The number of ordinary shares outstanding after this offering is based on 370,032,455 ordinary shares issued and outstanding as of September 30, 2021. This number excludes:
•
1,841,113 ordinary shares issuable upon the vesting and settlement of performance-based restricted share units outstanding as of September 30, 2021 (assuming the satisfaction of performance requirements and exclusive of dividend equivalent shares at settlement, as applicable);

•
7,827,328 ordinary shares issuable upon the vesting and settlement of time-based restricted share units outstanding as of September 30, 2021 (assuming the satisfaction of service requirements and exclusive of dividend equivalent shares at settlement, as applicable);

•
50,000 ordinary shares issuable upon the vesting and settlement of market-based restricted share units outstanding as of September 30, 2021 (assuming the satisfaction of market requirements and exclusive of dividend equivalent shares at settlement, as applicable);

•
4,751,261 ordinary shares issuable upon the vesting and settlement of share option awards outstanding as of September 30, 2021 (assuming the satisfaction of performance and market requirements and exclusive of dividend equivalent shares at settlement, as applicable);

•
6,685,361 ordinary shares reserved for issuance under the Norwegian Cruise Line Holdings Ltd. Amended and Restated 2013 Performance Incentive Plan as of September 30, 2021;

•
1,346,056 ordinary shares reserved for issuance under the Norwegian Cruise Line Holdings Ltd. Employee Stock Purchase Plan as of September 30, 2021;

•
77,146,657 ordinary shares reserved for issuance pursuant to the 2024 Exchangeable Notes Offering (which reservation shall be reduced upon the repurchase of 2024 Exchangeable Notes with the proceeds of the Exchangeable Notes Offering);

•
29,999,970 ordinary shares reserved for issuance pursuant to the 2025 Exchangeable Notes Offering; and

•
ordinary shares reserved for issuance pursuant to the Exchangeable Notes Offering.

Except as otherwise indicated, all information in this prospectus supplement reflects and assumes:
•
no vesting or settlement of restricted share units after September 30, 2021;

•
no vesting or settlement of share option awards after September 30, 2021;

•
no granting of ordinary shares in connection with restricted share units or share option awards after September 30, 2021; and

•
no exchange of the Exchangeable Notes for ordinary shares.

Summary Consolidated Financial Data
The summary consolidated financial data presented in the tables below should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement. In the table below, the consolidated balance sheet data as of December 31, 2020, 2019 and 2018 and the related consolidated statements of operations and cash flow data for each of the three years in the period ended December 31, 2020 have been derived from our consolidated financial statements incorporated by reference into this prospectus supplement with the exception of the consolidated balance sheet data as of December 31, 2018, and certain items under Other financial measures and Other data for the year ended December 31, 2018, which are not incorporated by reference. Historical results are not necessarily indicative of results that may be expected for any future period. In addition, the consolidated balance sheet data as of September 30, 2021 and 2020 and the related consolidated statements of operations and cash flow data for the nine month periods ended September 30, 2021 and 2020 have been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement, with the exception of the consolidated balance sheet data as of September 30, 2020, which is not incorporated by reference. The data as of and for the nine months ended September 30, 2021 and September 30, 2020, in the opinion of our management, contain all normal recurring adjustments necessary for a fair statement of the results for the unaudited interim periods. Historical results are not necessarily indicative of results that may be expected for any future period.
(in thousands, except per share data and Other data)	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
Statement of operations data:
Revenue
Passenger ticket	$87,877	$859,293	$867,110	$4,517,393	$4,259,815
Onboard and other	72,672	411,036	412,798	1,944,983	1,795,311
Total revenue	160,549	1,270,329	1,279,908	6,462,376	6,055,126
Cruise operating expense
Commissions, transportation and other	47,935	371,007	380,710	1,120,886	998,948
Onboard and other	21,841	82,889	85,678	394,673	348,656
Payroll and related	323,225	441,462	521,301	924,157	881,606
Fuel	175,931	222,240	264,712	409,602	392,685
Food	27,314	59,639	65,369	222,602	216,031
Other	294,092	308,832	375,291	591,341	539,150
Total cruise operating expense	890,338	1,486,069	1,693,061	3,663,261	3,377,076
Other operating expense
Marketing, general and administrative	617,820	558,781	745,345	974,850	897,929
Depreciation and amortization	517,867	554,937	717,840	646,188	561,060
Impairment loss	—	1,607,797	1,607,797	—	—
Total other operating expense	1,135,687	2,721,515	3,070,982	1,621,038	1,458,989
Operating income (loss)	(1,865,476)	(2,937,255)	(3,484,135)	1,178,077	1,219,061
Non-operating income (expense)
Interest expense, net	(1,122,905)	(323,108)	(482,313)	(272,867)	(270,404)
Other income (expense), net	57,464	(32,275)	(33,599)	6,155	20,653
Total non-operating income (expense)	(1,065,441)	(355,383)	(515,912)	(266,712)	(249,751)
Net income (loss) before income taxes	(2,930,917)	(3,292,638)	(4,000,047)	911,365	969,310
Income tax benefit (expense)	(2,949)	19,057	(12,467)	18,863	(14,467)
Net income (loss)	$(2,933,866)	$(3,273,581)	$(4,012,514)	$930,228	$954,843
Weighted-average shares outstanding
Basic	356,591,143	241,578,995	254,728,932	214,929,977	223,001,739
Diluted	356,591,143	241,578,995	254,728,932	216,475,076	224,419,205
Earnings (loss) per share
Basic	$(8.23)	$(13.55)	$(15.75)	$4.33	$4.28
Diluted	$(8.23)	$(13.55)	$(15.75)	$4.30	$4.25

(in thousands, except per share data and Other data)	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
Balance sheet data (at end of period):
Advance ticket sales	1,440,294	1,115,632	1,109,826	1,954,980	1,593,219
Current assets	3,281,201	2,652,499	3,557,544	730,145	550,313
Total assets	18,730,027	17,402,037	18,399,317	16,684,599	15,205,970
Total debt	12,408,533	10,937,454	11,806,119	6,801,693	6,492,091
Total liabilities	15,846,788	13,314,271	14,045,212	10,169,020	9,242,969
Total shareholders’ equity	2,883,239	4,087,766	4,354,105	6,515,579	5,963,001
Cash flow data:
Net cash provided by (used in) operating activities	(2,152,351)	(1,918,626)	(2,556,243)	1,822,605	2,075,171
Net cash used in investing activities	(542,971)	(901,615)	(975,362)	(1,680,192)	(1,502,708)
Net cash provided by (used in) financing activities	1,329,656	4,926,843	6,579,211	(53,388)	(584,802)
Other financial measures:(1)
Ship Contribution(2)	(729,789)	(215,740)	(413,153)	2,799,115	2,678,050
Adjusted EBITDA(3)	(1,255,921)	(691,513)	(1,044,536)	1,935,020	1,897,742
Capital Expenditures – Other	(239,761)	(397,550)	(425,243)	(572,925)	(378,577)
Capital Expenditures – Newbuild	(299,769)	(475,592)	(521,302)	(1,064,245)	(1,188,219)
Other data:
Passenger Cruise Days	402,656	4,278,602	4,278,602	20,637,949	20,276,568
Capacity Days	701,350	4,123,858	4,123,858	19,233,459	18,841,678
Load Factor	57.4%	103.8%	103.8%	107.3%	107.6%

(1)
We use certain non-GAAP financial measures, such as Ship Contribution and Adjusted EBITDA, to enable us to analyze our performance. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are the most relevant measures of our performance. You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur amounts similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our use of non-GAAP financial measures may not be comparable to other companies within our industry. We refer you to “Terms Used in This Prospectus Supplement.”

(2)
The following table is a reconciliation of total revenue to Ship Contribution:

	Nine Months Ended September 30,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Total revenue	$160,549	$1,270,329	$1,279,908	$6,462,376	$6,055,126
Less:
Total cruise operating expense	890,338	1,486,069	1,693,061	3,663,261	3,377,076
Ship Contribution	$(729,789)	$(215,740)	$(413,153)	$2,799,115	$2,678,050

(3)
We define Adjusted EBITDA as EBITDA adjusted for other income (expense), net and other supplemental adjustments. We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income, as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments. Our use of Adjusted EBITDA may not be comparable to other companies.

The following table is a reconciliation of net income to Adjusted EBITDA:
	Nine Months Ended September 30,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Net income (loss)	$(2,933,866)	$(3,273,581)	$(4,012,514)	$930,228	$954,843
Interest expense, net	1,122,905	323,108	482,313	272,867	270,404
Income tax (benefit) expense	2,949	(19,057)	12,467	(18,863)	14,467
Depreciation and amortization expense	517,867	554,937	717,840	646,188	561,060
EBITDA	(1,290,145)	(2,414,593)	(2,799,894)	1,830,420	1,800,774
Other (income) expense, net(a)	(57,464)	32,275	33,599	(6,155)	(20,653)
Non-GAAP adjustments:
Non-cash deferred compensation expenses(b)	2,714	1,999	2,665	2,135	2,167
Non-cash share-based compensation expenses(c)	88,974	81,009	111,297	95,055	115,983
Secondary Equity Offering expenses(d)	—	—	—	—	883
Severance payments and other fees(e)	—	—	—	6,514	—
Redeployment of Norwegian Joy(f)	—	—	—	7,051	—
Other(g)	—	—	—	—	(1,412)
Impairment loss(h)	—	1,607,797	1,607,797	—	—
Adjusted EBITDA	$(1,255,921)	$(691,513)	$(1,044,536)	$1,935,020	$1,897,742

(a)
In 2021, primarily consists of gains and losses, net for fuel swaps not designated as hedges or hedges released into earnings as a result of the forecasted transactions no longer being probable and foreign currency exchanges. In 2020, primarily consists of gains and losses, net for forward currency exchanges and derivatives no longer designated as hedges. In 2019 and 2018, primarily consists of gains and losses, net for forward currency exchanges and proceeds from insurance and litigation settlements.

(b)
Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense.

(c)
Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.

(d)
Secondary Equity Offering expenses, which are included in marketing, general and administrative expense.

(e)
Severance payments related to restructuring costs are included in marketing, general and administrative expense.

(f)
Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.

(g)
Primarily related to expenses and reimbursement for certain legal costs, which are included in marketing, general and administrative expense.

(h)
Impairment loss consists of goodwill and trade name impairments.

RISK FACTORS
An investment in our ordinary shares involves a high degree of risk. In addition to the other information contained or incorporated by reference in this prospectus supplement and accompanying prospectus, you should carefully consider the following risk factors in evaluating us and our business before deciding whether to invest in our ordinary shares. In addition, you should carefully consider the risks and uncertainties discussed under “Risk Factors” in our 2020 Annual Report and Quarterly Reports, including risk factors that relate to the impact of COVID-19 on our business, which sections are incorporated by reference herein. If any of the risks discussed in this prospectus supplement, accompanying prospectus or incorporated by reference herein or therein actually occur, our business, financial condition and results of operations could be materially adversely affected. In such cases, the trading price of our ordinary shares could decline and you may lose all or part of your investment. In connection with the forward-looking cautionary statements that appear throughout this prospectus supplement and accompanying prospectus, you should also carefully review the cautionary statement referred to under “Cautionary Statement Concerning Forward-Looking Statements.” To the extent the COVID-19 pandemic further adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this section and in the section entitled “Risk Factors” in our 2020 Annual Report and Quarterly Reports, which are incorporated by reference in this prospectus supplement.
Additional Risks Related to the Company
COVID-19 has had, and is expected to continue to have, a significant impact on our financial condition and operations. The current, and uncertain future, impact of the COVID-19 pandemic, including its effect on the ability or desire of people to travel (including on cruises), is expected to continue to impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price.
The spread of COVID-19 and the developments surrounding the global pandemic are having significant negative impacts on all aspects of our business. In March 2020, we implemented a voluntary suspension of all cruise voyages across our three brands. We began resuming cruises voyages in July 2021 on a limited basis and as of the date hereof, eleven of our ships were operating with guests on board as part of our phased return to service. We expect the remaining ships in our fleet will continue incrementally resuming voyage operations through April 1, 2022, but due to the uncertainties surrounding the COVID-19 pandemic, it may take us longer than expected to return our entire fleet to cruise voyage operations and/or the suspension could potentially be reinstated, and the total length of time the majority of our fleet is out of cruise voyage operations or operating at significantly reduced occupancy levels may be prolonged. In addition, we have been, and will continue to be, further negatively impacted by related developments, including heightened governmental regulations and travel advisories, including recommendations and orders by the U.S. Department of State, the CDC and the Department of Homeland Security, and travel bans and restrictions, each of which has impacted, and is expected to continue to significantly impact, global guest sourcing and our access to various ports of call around the globe. On October 30, 2020, the CDC issued a Conditional Order that introduces a phased approach for the resumption of passenger cruises in the U.S. depending on a cruise line’s ability to implement certain protocols and procedures, which has been extended through January 15, 2022. We have received conditional sailing certificates for certain ships and are in the process of seeking certifications for additional ships in our fleet that will be operating out of the U.S., but our ability to comply with the Conditional Order in the future is unknown. As a result of these and other regulatory requirements and other logistical challenges, the timeline for our ability to return our entire fleet to cruises both in and outside of the U.S. is fluid. Additionally, in the U.S., certain states have enacted legislation prohibiting companies from verifying the vaccination status of guests, which in some instances we have challenged in court. Compliance with the Conditional Order and other regulations involves significant costs and could create significant uncertainties about our ability to continue to operate our cruise voyages in the U.S. We will continue to incur COVID-19 related costs as we implement and maintain health-related protocols on our ships, such as controlled capacity and testing, which have had and may continue to have a significant effect on our operations. In addition, the industry is subject to enhanced health and safety requirements which have been, and may continue to be, costly and take a significant amount of time to implement across our fleet. We have had instances of COVID-19 on our ships and there is no guarantee that the health and safety protocols we implement will be successful in preventing the spread of COVID-19 onboard our ships and among our passengers and crew in the future.

To date, the COVID-19 pandemic has resulted in significant costs and lost revenue as a result of the suspension of cruise voyages, implementation of additional health and safety measures, reduced demand for cruise vacations, guest compensation, itinerary modifications, redeployments and cancellations, travel restrictions and advisories, the unavailability of ports and/or destinations, costs to return our passengers to their home destinations and expenses to transport our crew to and from our ships and to assist some of our crew that were unable to return home in an optimal time frame with food and housing.
Our ability to transport crew to and from our ships is dependent on a number of factors, including the ability to transport crew members to and from their home countries due to the limited number of commercial flights and charter options available, and governmental restrictions and regulations with respect to disembarking crew members and travel generally. Additionally, our policy that crew members must be fully vaccinated has created logistical challenges due to limitations on vaccine supplies, logistical complexities relating to vaccinating crew members who reside in different countries around the world and vaccine hesitancy. Such restrictions on crew travel and challenges in making sure our crew members have been vaccinated has impacted and could continue to impact our ability to staff our ships as operations continue to resume.
Between March 12, 2020 and April 30, 2020, three class action lawsuits were filed against us under Sections 10(b) and 20(a) of the Exchange Act, and Rule 10b-5 promulgated thereunder, alleging that we made false and misleading statements to the market and customers about COVID-19, which were combined and later dismissed in April 2021. In addition, in March 2020 the Florida Attorney General announced an investigation related to our marketing during the COVID-19 pandemic. Following the announcement of the investigation by the Florida Attorney General, we received notifications from other attorneys general and governmental agencies that they are conducting similar investigations. We may be the subject of additional lawsuits and investigations stemming from COVID-19. We cannot predict the number or outcome of any such proceedings and the impact that they will have on our financial results, but any such impact may be material.
We have nine newbuilds on order, scheduled to be delivered through 2027. The impacts of COVID-19 on the shipyards where our ships are under construction or will be constructed, have resulted in some delays in expected ship deliveries, and the impacts of COVID-19 could result in additional delays in ship deliveries in the future, which may be prolonged.
Due to the unknown duration and extent of the COVID-19 pandemic, travel restrictions, bans and advisories, uncertainties around our ability to comply with the Conditional Order and/or any additional or future regulatory restrictions on our operations, the potential unavailability of ports and/or destinations, unknown cancellations and timing of redeployments and a general impact on consumer sentiment regarding cruise travel, there are continuing uncertainties about when our full fleet will be back in service at historical occupancy levels. Moreover, demand for cruises may remain weak for a significant length of time and we cannot predict if and when each brand will return to pre-pandemic demand or pricing levels. Due to the discretionary nature of leisure travel spending and the competitive nature of the cruise industry, our revenues are heavily influenced by the condition of the U.S. economy and economies in other regions of the world. Unfavorable conditions in these broader economies have resulted, and may result in the future, in decreased demand for cruise vacations, changes in booking practices and related reactions by our competitors, all of which in turn have had, and may continue to have in the future, a strong negative effect on our business. In particular, our bookings may be negatively impacted by enhanced health and safety protocols, including vaccination requirements, concerns that cruises are susceptible to the spread of infectious diseases as well as adverse changes in the perceived or actual economic climate, including higher unemployment rates, declines in income levels and loss of personal wealth resulting from the impact of COVID-19. The ongoing COVID-19 pandemic and associated decline in economic activity and increase in unemployment levels are expected to have a severe and prolonged effect on the global economy generally and, in turn, is expected to depress demand for cruise vacations into the foreseeable future. In addition, we cannot predict the impact COVID-19 will have on our partners, such as travel agencies, suppliers and other vendors. We may be adversely impacted by any adverse impact our partners suffer.
The global supply chain has also been negatively impacted by COVID-19, which has had an effect on our operations and our ability to source supplies. We cannot predict the impact on our financial performance and our cash flows required for cash refunds of fares for cancelled sailings as a result of the effects of the

COVID-19 pandemic and the public’s concern regarding the health and safety of travel, including by cruise ship, and related decreases in demand for travel and cruising. Depending on the timing for bringing our full fleet back in service and number of cancellations, we may be required to provide cash refunds for a substantial portion of the balance of our advance ticket sales. Accordingly, as a result of these unprecedented circumstances, we cannot predict the full impact of COVID-19 on our business, financial condition and results of operations.
Moreover, our ability to attract and retain guests and crew depends, in part, upon the perception and reputation of our Company and our brands and the public’s concerns regarding the health and safety of travel generally, as well as regarding the cruise industry and our ships. Actual or perceived risk of infection could have an adverse effect on the public’s perception of the Company, which could harm our reputation and business. Additionally, some of our protocols, such as our requirement that all guests and crew must be vaccinated for our initial voyages, may attract negative publicity.
As a result of the impacts of COVID-19, provisions in our credit card processing and other commercial agreements have and may continue to adversely affect our liquidity. We have agreements with several credit card companies to process the sale of tickets and provide other services. Under these agreements, the credit card companies could, under certain circumstances and upon written notice, require us to maintain a reserve, which reserve would be funded by the credit card companies withholding or offsetting our credit card receivables, or our posting of cash or other collateral. As a result of the impacts of COVID-19, we have seen an increase in demand from consumers for refunds on their tickets, and we anticipate this will continue to be the case for the near future. As of September 30, 2021, we had cash reserves of approximately $1.2 billion with credit card processors recognized in accounts receivable, net or other long-term assets. Subsequent to September 30, 2021, $388.3 million in cash reserves have been released to the Company. We may be required to pledge additional collateral and/or post additional cash reserves or take other actions that may further reduce our liquidity. As a consequence, our financial position and liquidity could be further materially impacted.
As a result of all of the foregoing, we will report a net loss for the three months and year ending December 31, 2021 and expect to report a net loss until we are able to resume regular voyages. Our ability to forecast our cash inflows and additional capital needs is hampered, and we could be required to raise additional capital in the future. Our access to and cost of financing will depend on, among other things, global economic conditions, conditions in the global financing markets, the availability of sufficient amounts of financing, the terms and conditions of our existing debt agreements and any agreements governing future indebtedness, our prospects and our credit ratings. Since March 2020, Moody’s has downgraded our long-term issuer rating to B2, our senior secured rating to B1 and our senior unsecured rating to Caa1. Since April 2020, S&P Global has downgraded our issuer credit rating to B, lowered our issue-level rating on our $875 million Revolving Loan Facility and $1.5 billion Term Loan A Facility to BB-, our issue-level rating on our $675 million 2024 Senior Secured Notes and $750 million 2026 Senior Secured Notes to B+ and our senior unsecured rating to B-. If our credit ratings were to be further downgraded, or general market conditions were to ascribe higher risk to our rating levels, our industry, or us, our access to capital and the cost of any debt or equity financing will be further negatively impacted. Accordingly, there is no guarantee that debt or equity financings will be available in the future to fund our obligations, or that they will be available on terms consistent with our expectations.
The agreements governing our indebtedness contain, and any instruments governing future indebtedness of ours may contain, covenants that impose significant operating and financial restrictions on us, including restrictions or prohibitions on our ability to, among other things: incur or guarantee additional debt or issue certain preference shares; pay dividends on or make distributions in respect of our share capital or make other restricted payments, including the ability of our subsidiaries to pay dividends or make distributions to us; repurchase or redeem capital stock or subordinated indebtedness; make certain investments or acquisitions; transfer, sell or create liens on certain assets; and consolidate or merge with, or sell or otherwise dispose of all or substantially all of our assets to other companies. As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. The terms of any instruments governing future indebtedness may also require us to provide incremental collateral, which may further restrict our business operations.

The extent of the effects of the pandemic on our business and the cruise industry at large is highly uncertain and will ultimately depend on future developments, many of which are outside of our control, including, but not limited to, the duration, spread, severity and any recurrence of the pandemic, the severity and transmission rates of new more contagious and/or vaccine-resistant variants of COVID-19, the availability, distribution, rate of public acceptance and efficacy of vaccines and therapeutics for COVID-19, the duration and scope of related federal, state and local government orders and restrictions, the extent of the impact of COVID-19 on overall demand for cruise vacations and the length of time it takes for demand and pricing to return and normal economic and operating conditions to resume, all of which are highly uncertain and cannot be predicted. COVID-19 has also had the effect of heightening many of the other risks described in the “Risk Factors” described herein and included in our 2020 Annual Report and Quarterly Reports, such as those relating to our need to generate sufficient cash flows to service our indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness.
Additionally, epidemics, pandemics and viral outbreaks or other wide-ranging health scares in the future would likely also adversely affect our business, financial condition and results of operations.
Risk Factors Related to Our Indebtedness
Our substantial debt could adversely affect our business and operating flexibility.
We have a substantial amount of debt and significant debt service obligations. As of September 30, 2021, on an as adjusted basis after giving effect to the Transactions, we would have had total debt of $      billion. Our substantial debt could:
•
require us to dedicate a large portion of our cash flow from operations to service debt and fund repayments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•
increase our vulnerability to adverse general economic or industry conditions;

•
limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•
place us at a competitive disadvantage compared to our competitors that have less debt;

•
make us more vulnerable to downturns in our business, the economy or the industry in which we operate;

•
limit our ability to raise additional debt or equity capital in the future to satisfy our requirements relating to working capital, capital expenditures, development projects, strategic initiatives or other purposes;

•
restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

•
expose us to the risk of increased interest rates as certain of our borrowings are (and may be in the future) at a variable rate of interest; and

•
make it difficult for us to satisfy our obligations with respect to our debt.

We may be able to incur substantial additional debt in the future. Although certain of our subsidiaries’ existing debt agreements contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances the amount of debt that could be incurred in compliance with these restrictions could be substantial and a portion of such debt may be secured. If new debt is added to our existing debt levels, the related risks that we now face would increase.
We are subject to restrictive debt covenants that may limit our ability to finance future operations and capital needs and to pursue business opportunities and activities. In addition, if we fail to comply with any of these restrictions, it could have a material adverse effect on us.
Certain of our existing debt agreements limit our flexibility in operating our business. For example, the indentures that govern the 2024 Secured Notes, the 2026 Secured Notes, the 2026 Senior Notes and the 2028

Senior Notes, as well as the Senior Secured Credit Facility, restrict or limit the ability of our subsidiaries to, among other things:
•
incur or guarantee additional indebtedness;

•
pay dividends or distributions on, or redeem or repurchase capital stock or share capital and make other restricted payments;

•
make investments;

•
consummate certain asset sales;

•
engage in certain transactions with affiliates;

•
grant or assume certain liens; and

•
consolidate, merge or transfer all or substantially all of their assets.

All of these limitations are subject to significant exceptions and qualifications. Despite these exceptions and qualifications, we cannot assure you that the operating and financial restrictions and covenants in our existing debt agreements will not adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. Any future indebtedness may include similar or other restrictive terms. In addition, our ability to comply with these covenants and restrictions may be affected by events beyond our control. These include prevailing economic, financial and industry conditions. If we breach any of these covenants or restrictions, we could be in default under the terms of our debt facilities and the relevant lenders could elect to declare the debt, together with accrued and unpaid interest and other fees, if any, immediately due and payable and proceed against any collateral securing that debt. Such a breach could also result in an event of default under certain of our indentures, among other agreements. If the debt under our debt facilities were to be accelerated, our assets may be insufficient to repay in full our debt. Borrowings under other debt instruments that contain cross-default provisions also may be accelerated or become payable on demand. In these circumstances, our assets may not be sufficient to repay in full that indebtedness and our other indebtedness then outstanding.
As a result of the COVID-19 pandemic, we paused our global fleet cruise operations, and if we are unable to continue to resume our normal operations as planned, we may not be in compliance with maintenance covenants in certain of our debt facilities.
Certain of our debt facilities include maintenance and financial covenants. For example, under the Senior Secured Credit Facility, we are required to maintain a loan to value ratio of no less than 0.70 to 1.00. Financial covenants include free liquidity of no less than $200,000,000 at all times, a total net funded debt to total capitalization ratio of less than 0.86 to 1.00 on March 31, 2023, 0.85 to 1.00 on June 30, 2023 and 0.83 to 1.00 at the end of each fiscal quarter thereafter and an EBITDA to consolidated debt service ratio of at least 1.25 to 1.00 at the end of each fiscal quarter unless free liquidity is greater than or equal to $200,000,000 at that time. The testing of the covenants under the Senior Secured Credit Facility has been suspended to and including December 31, 2022, with the exception of the free liquidity test. As a result of the COVID-19 pandemic, we paused our global fleet cruise operations from March 2020 until July 2021. Although we resumed our cruise voyages on a limited basis in July 2021, if we are unable to re-commence our normal operations in the time period and manner expected or if we must again pause our voyages, we may be out of compliance with some or all of the maintenance and financial covenants in certain of our debt facilities. If we expect to not be in compliance, we would expect to seek waivers from the lenders under these facilities or renegotiate these facilities prior to any covenant violation.
Any covenant waiver or renegotiation of any of our debt facilities has led, and may in the future lead, to increased costs, increased interest rates, additional restrictive covenants and other available lender protections that would be applicable to us under these debt facilities, and such increased costs, restrictions and modifications may vary among debt facilities. Our ability to provide additional lender protections under these facilities will be limited by the restrictions in our indebtedness. There can be no assurance that we would be able to obtain waivers or renegotiate these facilities in a timely manner, on acceptable terms or at all. If we were not able to obtain a covenant waiver under any one or more of these debt facilities or renegotiate such facilities, we would be in default of such agreements, which could result in cross defaults to our other debt agreements. As a consequence, we would need to refinance or repay the applicable debt facility or facilities, and would be required to raise additional debt or equity capital, or divest assets, to refinance or repay such facility or facilities. If we were to be unable to obtain a covenant waiver under any one or more of these debt facilities or renegotiate such facilities, there can be no assurance that we would be able to raise sufficient debt or equity capital, or divest assets, to refinance or repay such facility or facilities.
With respect to each of these debt facilities, if we were unable to or did not obtain a waiver, renegotiate or refinance or repay such debt facilities, it would lead to an event of default under such facilities, which could lead to an acceleration of the indebtedness under such debt facilities. In turn, this would lead to an event of default and potential acceleration of amounts due under all of our outstanding debt and derivative contract payables. If we were unable to repay those amounts, the holders of our secured indebtedness could proceed against the collateral granted to them to secure that indebtedness, which includes a significant portion of our assets including our ships. Any such action would have an adverse impact on our business, financial condition and results of operations. As a result, the failure to obtain the covenant waivers or renegotiate our facilities as described above would have a material adverse effect on us and our ability to service our debt obligations.
We will require a significant amount of cash to service our debt and sustain our operations. Our ability to generate cash depends on many factors beyond our control, and we may not be able to generate cash required to service our debt.
Our ability to meet our debt service obligations or refinance our debt depends on our future operating and financial performance and ability to generate cash. This will be affected by our ability to successfully implement our business strategy, as well as general economic, financial, competitive, regulatory and other factors beyond our control, such as the disruption caused by the COVID-19 pandemic. If we cannot generate sufficient cash to meet our debt service obligations or fund our other business needs, we may, among other things, need to refinance all or a portion of our debt obtain additional financing, delay planned capital expenditures or sell assets. We cannot assure you that we will be able to generate sufficient cash through any of the foregoing. If we are not able to refinance any of our debt, obtain additional financing or sell assets on commercially reasonable terms or at all, we may not be able to satisfy our obligations with respect to our debt.
Risk Factors Related to the Offering and the Ordinary Shares
Raising additional funds by issuing equity securities may cause additional dilution and raising additional funds through debt financings may involve restrictive covenants, which may limit our ability to take specific actions.
We expect that significant additional capital will be needed in the future to continue our planned operations. We expect to finance our immediate liquidity needs through a combination of debt financings and equity financings. We also expect to opportunistically pursue refinancings and other balance sheet optimization transactions from time to time, which could include equity, equity-linked or debt financings. To the extent that we raise additional capital by issuing equity securities, you may experience substantial additional dilution. Certain of our debt instruments include, and any agreements for future debt or preferred equity financings, if available, may include, covenants limiting or restricting our ability to take specific actions, such as incurring additional debt.
Exchange of the Exchangeable Notes may dilute the ownership interest of our shareholders or may otherwise depress the price of the ordinary shares.
The exchange of some or all of the Exchangeable Notes may dilute the ownership interests of our shareholders. Upon exchange of any of the Exchangeable Notes, any sales in the public market of our ordinary shares issuable upon such exchange could adversely affect prevailing market prices of our ordinary shares. In addition, the existence of the Exchangeable Notes may encourage short selling by market participants that engage in hedging or arbitrage activity, and anticipated exchange of any of the Exchangeable Notes into ordinary shares could depress the price of our ordinary shares.

Future sales of the ordinary shares by us, or the perception in the public markets that these sales may occur, may depress the share price.
Our board of directors has the authority, without action or vote of the shareholders, to issue any or all authorized but unissued ordinary shares, including securities convertible into, or exchangeable for, our ordinary shares and authorized but unissued shares under our equity compensation plans or otherwise. We anticipate that we will need additional equity and/or debt financing to fund our operations in the future and we expect to issue such additional securities, through public or private offerings, in order to raise additional capital. Any such issuance will dilute the percentage ownership of shareholders and may dilute the per share projected earnings or book value of our ordinary shares. Sales of a substantial number of ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of the ordinary shares to decline and may make it more difficult for you to sell your shares at a time and price that you deem appropriate.
We and our executive officers and directors have entered into lock-up agreements with the initial purchasers of the New Exchangeable Notes under which we and they have agreed, subject to certain exceptions, not to sell, directly or indirectly, any of their ordinary shares without the permission of certain initial purchasers of the New Exchangeable Notes for a period of, with respect to us, 60 days, and with respect to our executive officers and directors, 45 days following the date of this prospectus supplement. We refer to such period as the lock-up period. When the lock-up period expires, we and our executive officers and directors will be able to sell ordinary shares in the public market, subject to compliance with applicable securities laws restrictions. In addition, certain initial purchasers may, in their sole discretion, release all or some portion of the ordinary shares subject to lock-up agreements at any time and for any reason. Sales of a substantial number of such ordinary shares upon expiration of the lock-up or otherwise, the perception that such sales may occur, or early release of these agreements, could cause the market price of the ordinary shares to fall.
If securities analysts do not publish research or reports about our business or if they publish negative, or inaccurate, evaluations of the ordinary shares, the price of the ordinary shares and trading volume could decline.
The trading market for ordinary shares may be impacted, in part, by the research and reports that securities or industry analysts publish about us or our business. There can be no assurance that analysts will cover us, continue to cover us or provide favorable coverage. If one or more analysts downgrade the ordinary shares or change their opinion of the ordinary shares, the ordinary share price may decline. In addition, if one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the ordinary share price or trading volume to decline.
We do not expect to pay any cash dividends for the foreseeable future.
We do not currently pay dividends to our shareholders and our board of directors may never declare a dividend. Our existing debt agreements restrict, and any of our future debt arrangements may restrict, among other things, the ability of our subsidiaries to pay distributions to us and our ability to pay cash dividends to our shareholders. In addition, any determination to pay dividends in the future will be entirely at the discretion of our board of directors and will depend upon our results of operations, cash requirements, financial condition, business operations, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant. We are not legally or contractually required to pay dividends. In addition, we are a holding company and would depend upon our subsidiaries for their ability to pay distributions to us to finance any dividend or pay any other obligations of us. Investors seeking dividends should not purchase the ordinary shares.
The price of our ordinary shares may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our ordinary shares in this offering.
The price of the ordinary shares is likely to be volatile. Global stock markets in general have recently experienced extreme volatility primarily as a result of the ongoing COVID-19 pandemic. As a result of this volatility, you may not be able to sell your ordinary shares purchased in this offering at or above the price you paid for such shares. The market price for the ordinary shares may be influenced by many factors, including:
•
the severity and duration of the COVID-19 pandemic, including the impact of the COVID-19 pandemic on us and the travel and cruise industries more broadly;

•
changes in the prices or availability of fuel;

•
our quarterly or annual earnings or those of other companies in our industry;

•
the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•
our earnings or recommendations by research analysts who track the shares or the stock of other cruise companies;

•
our ability to access the credit markets for sufficient amounts of capital and on terms that are favorable or consistent with our expectations;

•
potential future equity and equity-linked securities offerings;

•
sales by our directors and officers of their shares of us;

•
a global economic slowdown that could affect our financial results and operations and the economic strength of our customers and suppliers; and

•
the other factors described herein and under the caption “Risk Factors” in our 2020 Annual Report and our Quarterly Reports.

In the past, following periods of extreme volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Any lawsuit to which we are a party, with or without merit, may result in an unfavorable judgment. We also may decide to settle lawsuits on unfavorable terms. Any such negative outcome could result in payments of substantial damages or fines, damage to our reputation or adverse changes to our offerings or business practices. Such litigation may also cause us to incur other substantial costs to defend such claims and divert management’s attention and resources.
There are regulatory limitations and limitations in our bye-laws on the ownership and transfer of the ordinary shares.
The BMA must approve all issuances and transfers of securities of a Bermuda exempted company like us. However, for as long as the ordinary shares are listed on an appointed stock exchange (which the NYSE is), the BMA has given general permission that permits the issue and free transferability of the listed ordinary shares to and among persons who are residents and non-residents of Bermuda for exchange control purposes.
Additionally, in general, under Section 883 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), certain non-U.S. corporations (such as our North American cruise ship businesses) are not subject to U.S. federal income tax or branch profits tax on U.S. source income derived from, or incidental to, the international operation of a ship or ships. Applicable U.S. Treasury regulations provide in general that a foreign corporation will qualify for the benefits of Section 883 if, in relevant part, (i) the foreign country in which the foreign corporation is organized grants an equivalent exemption to corporations organized in the U.S. in respect of each category of shipping income for which an exemption is being claimed under Section 883 and (ii) the foreign corporation meets a defined publicly-traded corporation stock ownership test. In order to assist us in continuing to qualify as a publicly traded corporation under the Code regulations, our bye-laws contain restrictions on the ownership and transfer of ordinary shares.
Our bye-laws contain provisions that prevent third parties, other than certain specified parties, from acquiring beneficial ownership of more than 4.9% of the outstanding ordinary shares without the consent of our board of directors and provide for the lapse of rights, and sale, of any ordinary shares acquired in excess of that limit. See “Description of Share Capital — Ordinary Shares — Transfer Restrictions” in the accompanying prospectus.

As our shareholder, you may have greater difficulties in protecting your interests than a shareholder of a U.S. corporation.
We are a Bermuda exempted company limited by shares. The Companies Act, which applies to us, differs in material respects from laws generally applicable to U.S. corporations and their shareholders. Taken together with the provisions of our bye-laws, some of these differences may result in you having greater difficulties in protecting your interests as our shareholder than you would have as a shareholder of a U.S. corporation. This affects, among other things, the circumstances under which transactions involving an interested director are voidable, whether an interested director can be held accountable for any benefit realized in a transaction with us, what approvals are required for business combinations by us with a large shareholder or a wholly-owned subsidiary, what rights you may have as a shareholder to enforce specified provisions of the Companies Act or our bye-laws, and the circumstances under which we may indemnify our directors and officers.
Provisions in our constitutional documents may prevent or discourage takeovers and business combinations that our shareholders might consider to be in their best interests.
Our bye-laws contain provisions that may delay, defer, prevent or render more difficult a takeover attempt that our shareholders might consider to be in their best interests. For instance, these provisions may prevent our shareholders from receiving a premium to the market price of the ordinary shares offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of the ordinary shares if they are viewed as discouraging takeover attempts in the future. These provisions include:
•
the ability of our board of directors to designate one or more series of preference shares and issue preference shares without shareholder approval;

•
a classified board of directors;

•
the sole power of a majority of our board of directors to fix the number of directors;

•
the power of our board of directors to fill any vacancy on our board of directors in most circumstances, including when such vacancy occurs as a result of an increase in the number of directors or otherwise; and

•
advance notice requirements for nominating directors or introducing other business to be conducted at shareholder meetings.

Additionally, our bye-laws contain provisions that prevent third parties, other than certain specified parties, from acquiring beneficial ownership of more than 4.9% of the outstanding ordinary shares without the consent of our board of directors and provide for the lapse of rights, and sale, of any ordinary shares acquired in excess of that limit. The effect of these provisions may preclude third parties from seeking to acquire a controlling interest in us in transactions that shareholders might consider to be in their best interests and may prevent them from receiving a premium above market price for their shares.
Any issuance of preference shares could make it difficult for another company to acquire us or could otherwise adversely affect holders of the ordinary shares, which could depress the price of the ordinary shares.
Our board of directors has the authority to issue preference shares and to determine the preferences, limitations and relative rights of shares of preference shares and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. Our preference shares could be issued with voting, liquidation, dividend and other rights superior to the rights of the ordinary shares. The potential issuance of preference shares may delay or prevent a change in control of us, discouraging bids for the ordinary shares at a premium over the market price, and adversely affect the market price and the voting and other rights of the holders of the ordinary shares.
U.S. tax authorities could treat us as a “passive foreign investment company” (“PFIC”) in one or more taxable years, which could have adverse U.S. federal income tax consequences to U.S. Holders (as defined in the accompanying prospectus) of ordinary shares.
A non-U.S. corporation generally will be a PFIC in any taxable year in which, after applying the relevant look-through rules with respect to the income and assets of its subsidiaries, either 75% or more of its gross income is “passive income” (generally including (without limitation) dividends, interest, annuities and certain royalties and rents not derived in the active conduct of a business) or the average quarterly aggregate value of its assets that produce passive income or are held for the production of passive income is at least 50% of the total value of its assets. In determining whether we meet the 50% test, cash is generally considered a passive asset, and the total value of our assets generally will be treated as equal to the sum of the aggregate fair market value of our outstanding stock plus our liabilities. If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning a proportionate share of the other corporation’s assets and receiving a proportionate share of the other corporation’s income.
PFIC status is determined annually and depends on the composition of a company’s income and assets and the fair market value of its assets and no assurance can be given as to whether we will be a PFIC in 2021 or for any future taxable year, in particular because our PFIC status for any taxable year will generally be determined in part by reference to our market capitalization, which has fluctuated and may continue to fluctuate significantly over time, and our revenues, which have been, and may continue to be, negatively impacted by the COVID-19 pandemic.
If we were determined to be a PFIC for any taxable year in which a U.S. Holder held ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder, including a recharacterization of any capital gain recognized on a sale or other disposition of ordinary shares as ordinary income, ineligibility for any preferential tax rate otherwise applicable to any “qualified dividend income,” a material increase in the amount of tax that such U.S. holder would owe and the possible imposition of interest charges, an imposition of tax earlier than would otherwise be imposed and additional tax form filing requirements.
See “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus for further information regarding the consequences to a U.S. Holder if we are a PFIC for any taxable year during which the U.S. Holder holds ordinary shares. U.S. holders are urged to consult their tax advisors regarding the tax consequences that would arise if we were a PFIC.
Our ability to use certain net operating losses (“NOLs”) to offset future taxable income may be restricted and these net operating losses could expire or otherwise be unavailable.
Our ability to use certain NOLs to offset future taxable income may be restricted and these NOLs could expire or otherwise be unavailable. In general, under Section 382 of the Code and corresponding provisions of state law, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a specified testing period. Prior to the Transactions, some of our existing NOLs were subject to limitations. Following the Transactions, our existing NOLs may be subject to further limitations and we may not be able to fully use these NOLs to offset future taxable income. In addition, if we undergo any subsequent ownership change, our ability to utilize NOLs could be further limited. There is also a risk that, due to regulatory changes or for other unforeseen reasons, existing NOLs (whether in the U.S., the United Kingdom or elsewhere) could expire or otherwise be unavailable to offset future taxable income (including any taxable income in connection with the New Exchangeable Notes).
Changes in tax laws or challenges to our tax position could adversely affect our results of operations and financial condition.
We are subject to complex tax laws in numerous jurisdictions, and, in particular, the applicability of such tax laws to the Transactions (and in particular the tax treatment for entering into the Exchangeable Notes Offering) are uncertain and complex. Changes in tax laws could adversely affect our tax position, including our effective tax rate or tax payments. In addition, there cannot be certainty that the relevant tax authorities are in agreement with our interpretation of applicable tax laws. If our tax positions are challenged by relevant tax authorities, the imposition of additional taxes could increase our effective tax rate and have a negative effect on our business, financial condition and results of operations. The occurrence of any of the foregoing tax risks could have a material adverse effect on our business, financial condition and results of operations.
We are not a U.S. entity, and the enforcement of judgments predicated upon the civil liability provisions of the U.S. federal securities laws may be subject to the uncertainties of a foreign legal system.
We are an exempted company incorporated under the laws of Bermuda. In addition, certain of our subsidiaries are organized outside the U.S., certain of our directors and officers are resident outside of the U.S. and a substantial portion of our assets and the assets of such individuals are located outside the U.S. As a result, it may not be possible for investors to effect service of process upon us or upon such persons within the U.S. or to enforce against us or against such persons in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.
With respect to enforcing a judgment, a final and conclusive judgment of the U.S. courts against a company, under which a sum of money is payable (not being a sum of money payable in respect of multiple damages, or a fine, penalty tax or other charge of a like nature), may be the subject of enforcement proceedings in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by the U.S. court’s judgment. We have also been advised by counsel in Bermuda that the current position with respect to judgments of the U.S. courts (which may be subject to change) is that, on general principles, such proceedings would be expected to be successful provided that: (a) the U.S. court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda and (b) the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.
Furthermore, we have been advised by counsel in Bermuda that the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, will not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or any of our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or any of our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. However, under Section 281 of the Companies Act, where the Bermuda courts determine that the directors and officers are liable in respect of negligence, default, breach of duty or breach of trust, they may relieve them, either wholly or partly from our liability on such terms as the Bermuda courts think fit, if they determine that the directors and officers acted honestly and reasonably and ought to fairly be excused for the negligence, default, breach of duty or breach of trust, having regard to all the circumstances.
Based on the foregoing, we have been advised by counsel in Bermuda that there is no certainty as to the enforceability in Bermuda of judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

USE OF PROCEEDS
We anticipate that the net proceeds from the sale of ordinary shares in this offering will be $      million, after deducting estimated fees and expenses. We intend to use the net proceeds from this offering to redeem up to $236.25 million aggregate principal amount of the 2024 Secured Notes and up to $262.50 million aggregate principal amount of the 2026 Secured Notes, to pay related premiums, fees and expenses and for general corporate purposes. The 2024 Secured Notes accrue interest at a rate of 12.25% per annum and will mature on May 15, 2024. As of the date of this prospectus supplement, there is $675 million in aggregate principal amount of the 2024 Secured Notes outstanding. The 2026 Secured Notes accrue interest at a rate of 10.25% per annum and will mature on February 1, 2026. As of the date of this prospectus supplement, there is $750 million in aggregate principal amount of the 2026 Secured Notes outstanding.

CAPITALIZATION
The following table sets forth our cash and cash equivalents position and capitalization as of September 30, 2021:
•
on an actual basis; and

•
on an as adjusted basis after giving effect to the Transactions, without reflecting fees, discounts and expenses.

You should read this table in conjunction with our consolidated financial statements and the related notes, which are incorporated by reference in this prospectus supplement.
The following table assumes that the Transactions are consummated on the terms set forth herein and assumes no exercise of the initial purchasers’ option to purchase additional New Exchangeable Notes.
The information in the table below is illustrative only, and our capitalization following the completion of this offering and the other Transactions, if completed, will depend on the final terms of the offerings.
	As of September 30, 2021
(in millions)	Actual	As Adjusted
Cash and cash equivalents	$1,934.8	$
2024 Secured Notes	$675.0	$
2026 Secured Notes	750.0
Revolving Loan Facility	875.0		875.0
Term Loan A Facility	1,527.2		1,527.2
Other existing secured indebtedness(1)	4,865.9		4,865.9
Total secured debt	8,693.1
2024 Senior Notes	565.0		565.0
2026 Senior Notes	1,425.0		1,425.0
2028 Senior Notes	525.0		525.0
2024 Exchangeable Notes	862.5
2025 Exchangeable Notes	450.0		450.0
New Exchangeable Notes	—		800.0
Finance leases, license obligations and other unsecured debt	81.3		81.3
Total debt(2)	12,601.9
Ordinary shares(3)	0.4
Additional paid-in capital	6,371.5
Accumulated other comprehensive income (loss)	(265.0)
Retained earnings (deficit)	(3,223.7)
Total shareholders’ equity	2,883.2
Total capitalization	$15,485.1	$

(1)
Other existing secured indebtedness consists of our other outstanding indebtedness not specifically identified in this table, which was outstanding as of September 30, 2021.

(2)
Represents the aggregate principal amount and does not reflect deferred financing costs, debt issuance costs, discounts or premiums.

(3)
The actual and as adjusted share information in the table excludes:

•
1,841,113 ordinary shares issuable upon the vesting and settlement of performance-based restricted share units outstanding as of September 30, 2021 (assuming the satisfaction of performance requirements and exclusive of dividend equivalent shares at settlement, as applicable);

•
7,827,328 ordinary shares issuable upon the vesting and settlement of time-based restricted share units outstanding as of September 30, 2021 (assuming the satisfaction of service requirements and exclusive of dividend equivalent shares at settlement, as applicable);

•
50,000 ordinary shares issuable upon the vesting and settlement of market-based restricted share units outstanding as of September 30, 2021 (assuming the satisfaction of market requirements and exclusive of dividend equivalent shares at settlement, as applicable);

•
4,751,261 ordinary shares issuable upon the vesting and settlement of share option awards outstanding as of September 30, 2021 (assuming the satisfaction of performance and market requirements and exclusive of dividend equivalent shares at settlement, as applicable);

•
6,685,361 ordinary shares reserved for issuance under the Norwegian Cruise Line Holdings Ltd. Amended and Restated 2013 Performance Incentive Plan as of September 30, 2021;

•
1,346,056 ordinary shares reserved for issuance under the Norwegian Cruise Line Holdings Ltd. Employee Stock Purchase Plan as of September 30, 2021;

•
77,146,657 ordinary shares reserved for issuance pursuant to the 2024 Exchangeable Notes Offering (which reservation shall be reduced upon the repurchase of 2024 Exchangeable Notes with the proceeds of the Exchangeable Notes Offering);

•
29,999,970 ordinary shares reserved for issuance pursuant to the 2025 Exchangeable Notes Offering; and

•
ordinary shares reserved for issuance pursuant to the Exchangeable Notes Offering.

CERTAIN BERMUDA TAX CONSIDERATIONS
At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property owned or leased by us in Bermuda. We pay annual Bermuda government fees.

CERTAIN UNITED KINGDOM TAX CONSIDERATIONS
The comments below are of a general nature and are not intended to be an exhaustive summary of all United Kingdom tax considerations relating to an investment in the shares. The comments below are based on current United Kingdom tax law as applied in England and Wales and HM Revenue & Customs (“HMRC”) published practice (which may not be binding on HMRC) relating only to certain aspects of United Kingdom tax, both of which may be subject to change, possibly with retrospective effect. They do not necessarily apply where any income from the shares is deemed for tax purposes to be the income of any other person. The United Kingdom tax treatment of prospective shareholders depends on their individual circumstances and may be subject to change in the future. The comments below relate only to the position of persons who are not resident in the United Kingdom for tax purposes, who are the absolute beneficial owners of shares and any dividends payable on their shares and who hold shares as a capital investment. Certain classes of persons (such as brokers, dealers, certain professional investors, persons connected with NCLH or persons who acquire (or are deemed to acquire) shares by reason of an office or employment) may be subject to special rules and the comments below do not apply to such shareholders. The comments below do not purport to constitute legal or tax advice. Any prospective shareholders who are in doubt as to their own tax position, or who are resident in the United Kingdom or who may be subject to tax in a jurisdiction other than the United Kingdom, should consult their professional advisors.
Tax residence
So far as practicable, NCLH intends to conduct its affairs such that the central management and control of its business is carried on in the United Kingdom and accordingly it intends to be treated as resident in the United Kingdom for United Kingdom tax purposes.
Taxation of dividends
Payments of dividends on the shares may be made by NCLH without withholding or deduction for or on account of United Kingdom income tax.
Dividends may be chargeable to United Kingdom tax by direct assessment (including self-assessment), irrespective of the residence of the holder of the shares. However, dividends should not be chargeable to United Kingdom tax in the hands of shareholders (other than certain trustees) who are not resident for tax purposes in the United Kingdom, except where the shareholder carries on a trade, profession or vocation in the United Kingdom through a branch or agency, or in the case of a corporate shareholder, carries on a trade through a permanent establishment in the United Kingdom, in connection with which the dividend is received or to which the shares are attributable.
Taxation of capital gains
Capital gains on the disposal (or deemed disposal) of the shares should not be chargeable to United Kingdom tax in the hands of shareholders (other than certain trustees) who are not resident for tax purposes in the United Kingdom, except where the shareholder carries on a trade, profession or vocation in the United Kingdom through a branch or agency, or in the case of a corporate shareholder, carries on a trade through a permanent establishment in the United Kingdom, in connection with which the capital gain is realised or to which the shares are attributable.
A shareholder who is an individual and who is temporarily resident for tax purposes outside the United Kingdom at the date of disposal (or deemed disposal) of the shares may also be liable, on their return to the United Kingdom, to United Kingdom tax on chargeable gains (subject to any available exemption or relief).
Stamp duty and stamp duty reserve tax (“SDRT”)
The comments below summarise certain current law and are intended as a general guide only to stamp duty and SDRT.
No United Kingdom stamp duty or SDRT should be payable on the issue of the shares in registered form by NCLH.

As NCLH is not incorporated in the United Kingdom, it is considered that no SDRT should be payable on the transfer of, or an agreement to transfer, the shares provided that the shares are not registered in a register kept in the United Kingdom by or on behalf of NCLH. It is not intended that such a register will be kept in the United Kingdom.
No United Kingdom stamp duty should be payable on the transfer of the shares provided that this does not involve a written instrument of transfer. Stamp duty, generally at the rate of 0.5% of the amount or value of the consideration for the transfer, could arise only in respect of a written instrument effecting the transfer of the shares.

PLAN OF DISTRIBUTION
We are selling           ordinary shares in a registered direct offering to a limited number of purchasers in privately negotiated transactions pursuant to this prospectus supplement and the accompanying prospectus at a price of $      per share. The ordinary shares were offered directly to the purchasers without a placement agent, underwriter, broker or dealer. We currently anticipate that the closing of the sale of such ordinary shares will take place on or about                 , 2021.
We intend to have the ordinary shares offered hereby approved for listing on the NYSE under the symbol “NCLH.”

LEGAL MATTERS
Walkers (Bermuda) Limited, Bermuda will pass upon the validity of the sale of the ordinary shares offered hereby for us. Kirkland & Ellis LLP, New York, New York will pass upon certain legal matters in connection with this offering for us.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report (which contains an emphasis of matter paragraph relating to the impact of COVID-19 and Norwegian Cruise Line Holdings Ltd.’s liquidity and management plans, as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS
NORWEGIAN CRUISE LINE HOLDINGS LTD.
ORDINARY SHARES

This prospectus relates solely to the offering of our ordinary shares from time to time. We may offer and sell our ordinary shares from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.
This prospectus describes some of the general terms that may apply to the offering of our ordinary shares. Each time any ordinary shares are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the number of ordinary shares to be sold. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, carefully before you make your investment decision. This prospectus may not be used to sell our ordinary shares unless accompanied by a prospectus supplement.
Our ordinary shares may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at a negotiated price. The ordinary shares offered by this prospectus and the accompanying prospectus supplement may be offered directly to purchasers or to or through underwriters, brokers or dealers or other agents. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, brokers or dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.
Our ordinary shares are listed for trading on the New York Stock Exchange under the ticker symbol “NCLH.”
Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 1998, which regulates the sale of securities in Bermuda. Further, the Bermuda Monetary Authority (the “BMA”) must approve all issues and transfers of shares of a Bermuda exempted company under the Exchange Control Act of 1972 and regulations thereunder (together, the “ECA”). The BMA has given a general permission which will permit the issue of the ordinary shares and the free transferability of such shares under the ECA so long as voting securities of the Company are admitted to trading on the New York Stock Exchange or any other appointed stock exchange.
Investing in our securities involves a high degree of risk. See “Risk Factors” on page 7 of this prospectus, as well as those contained in any prospectus supplement and the documents incorporated by reference herein and therein, before you make your investment decision.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 17, 2020

i

ABOUT THIS PROSPECTUS
Unless otherwise indicated or the context otherwise requires, references in this prospectus to (i) the “Company,” “we,” “our,” “us” and “NCLH” refer to Norwegian Cruise Line Holdings Ltd., (ii) “Norwegian Cruise Line” refers to the Norwegian Cruise Line brand and its predecessors, (iii) “Oceania Cruises” refers to the Oceania Cruises brand and (iv) “Regent Seven Seas Cruises” refers to the Regent Seven Seas Cruises brand.
This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the automatic shelf process, we may offer and sell, from time to time, our ordinary shares. We will also be required to provide a prospectus supplement containing specific information about the terms on which our ordinary shares are being offered and sold. We may also add, update or change, in a prospectus supplement, information contained in this prospectus.
We are responsible for the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described herein and therein and any free writing prospectus that we prepare and distribute. We have not authorized anyone to provide you with information or to make any representations about our ordinary shares or any offers by us other than those contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any related free writing prospectus prepared by us.
We are not making any offer to sell, or any offers to buy, our ordinary shares in jurisdictions where offers and sales are not permitted.
This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits, of which this prospectus forms a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, of which this prospectus forms a part, you should refer to that agreement or document for its complete contents.
If the description of the offering varies between any prospectus supplement and this prospectus, you should rely on the information in the prospectus supplement. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You should not assume that the information in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by us, including any information incorporated by reference, is accurate as of any date other than the date of the applicable document. Our business, financial conditions, results of operations and prospects may have changed since that date.
THIS PROSPECTUS MAY NOT BE USED TO SELL ANY OF OUR ORDINARY SHARES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information filed electronically at http://www.sec.gov. Unless specifically listed below, the information contained on the SEC’s website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.
We make available free of charge through our website at http://www.nclhltdinvestor.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file with, or furnish to, the SEC. Any information available on or through our website is not part of this prospectus, except to the extent it is expressly incorporated by reference herein as set forth under “Incorporation by Reference” below.
We have filed with the SEC a registration statement on Form S-3 with respect to the ordinary shares offered hereby. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our securities, you should refer to the registration statement. This prospectus summarizes provisions that we consider material of certain documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

INCORPORATION BY REFERENCE
We “incorporate by reference” information into this prospectus. This means that we disclose important information to you by referring you to another document filed separately with the SEC. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the information in the:
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Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 27, 2020, as updated by our Current Report on Form 8-K, filed on May 5, 2020, and as further updated by our Current Report on Form 8-K, filed on July 8, 2020 (the financial statements and the report thereon from the Company’s independent registered public accounting firm supersede the financial statements and report thereon included in the original Annual Report on Form 10-K) (our “2019 Annual Report”);

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Information incorporated by reference in our 2019 Annual Report from our definitive proxy statement on Schedule 14A, filed on April 28, 2020;

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Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, filed on May 15, 2020, for the quarter ended June 30, 2020, filed on August 10, 2020, and for the quarter ended September 30, 2020, filed on November 9, 2020 (together, our “Quarterly Reports”);

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Current Reports on Form 8-K, filed on March 9, 2020, March 16, 2020, April 24, 2020, May 4, 2020, May 5, 2020, May 5, 2020, May 8, 2020, May 11, 2020, May 15, 2020, May 28, 2020, June 3, 2020, June 10, 2020, June 19, 2020, July 8, 2020, July 14, 2020, July 16, 2020, July 21, 2020, July 31, 2020, September 22, 2020 and October 5, 2020 (in each case, other than information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K); and

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“Description of Securities of Norwegian Cruise Line Holdings Ltd.” set forth on Exhibit 4.3 to our 2019 Annual Report.

In addition, we incorporate by reference any filings made with the SEC in accordance with Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and until the date all of the ordinary shares offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.
Documents incorporated by reference herein contain important information about us and our financial condition. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You can also obtain from us without charge copies of any document incorporated by reference in this prospectus, excluding exhibits (unless the exhibit is specifically incorporated by reference into the information that this prospectus incorporates) by requesting such materials in writing or by telephone from us at:
Norwegian Cruise Line Holdings Ltd.
7665 Corporate Center Drive
Miami, Florida 33126
Attention: Investor Relations
(305) 436-4000

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Some of the statements, estimates or projections contained in this prospectus, any prospectus supplement, information incorporated by reference herein or therein and any related free-writing prospectus are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this prospectus, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our voluntary suspension, our ability to weather the impacts of the novel coronavirus (“COVID-19”) pandemic, our expectations regarding the resumption of cruise voyages and the timing for such resumption of cruise voyages, the implementation of and effectiveness of our health and safety protocols, operational position, demand for voyages, financing opportunities and extensions, and future cost mitigation and cash conservation efforts and efforts to reduce operating expenses and capital expenditures) are forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of:
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the spread of epidemics, pandemics and viral outbreaks and specifically, the COVID-19 pandemic, including its effect on the ability or desire of people to travel (including on cruises), which are expected to continue to adversely impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price;

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our ability to comply with the U.S. Centers for Disease Control and Prevention (“CDC”) Framework for Conditional Sailing Order and to otherwise develop enhanced health and safety protocols to adapt to the current pandemic environment’s unique challenges once operations resume and to otherwise safely resume our operations when conditions allow;

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coordination and cooperation with the CDC, the federal government and global public health authorities to take precautions to protect the health, safety and security of guests, crew and the communities visited and the implementation of any such precautions;

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our ability to work with lenders and others or otherwise pursue options to defer, renegotiate or refinance our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises;

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our potential future need for additional financing, which may not be available on favorable terms, or at all, and may be dilutive to existing shareholders;

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our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements;

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the accuracy of any appraisals of our assets as a result of the impact of COVID-19 or otherwise;

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our success in reducing operating expenses and capital expenditures and the impact of any such reductions;

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our guests’ election to take cash refunds in lieu of future cruise credits or the continuation of any trends relating to such election;

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trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto;

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the unavailability of ports of call;

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future increases in the price of, or major changes or reduction in, commercial airline services;

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adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events;

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adverse incidents involving cruise ships;

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adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence;

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any further impairment of our trademarks, trade names or goodwill;

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breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection;

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changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs;

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mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities;

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the risks and increased costs associated with operating internationally;

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fluctuations in foreign currency exchange rates;

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overcapacity in key markets or globally;

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our expansion into and investments in new markets;

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our inability to obtain adequate insurance coverage;

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pending or threatened litigation, investigations and enforcement actions;

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volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees;

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our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues;

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our reliance on third parties to provide hotel management services for certain ships and certain other services;

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our inability to keep pace with developments in technology;

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changes involving the tax and environmental regulatory regimes in which we operate; and

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other factors set forth under “Risk Factors,” including those described under the section entitled “Risk Factors” in our 2019 Annual Report and our Quarterly Reports, which are incorporated by reference in this prospectus.

Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown.
The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

THE COMPANY
We are a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands. Our brands offer itineraries to worldwide destinations including Europe, Asia, Australia, New Zealand, South America, Africa, Canada, Bermuda, Caribbean, Alaska and Hawaii. Norwegian’s U.S.-flagged ship, Pride of America, provides the industry’s only entirely inter-island itinerary in Hawaii.
All of our brands offer an assortment of features, amenities and activities, including a variety of accommodations, multiple dining venues, bars and lounges, spa, casino and retail shopping areas and numerous entertainment choices. All brands also offer a selection of shore excursions at each port of call as well as hotel packages for stays before or after a voyage.
Corporate Information
We are a Bermuda exempted company, with predecessors dating from 1966. Our registered offices are located at Walkers Corporate (Bermuda) Limited, Park Place, 3rd Floor, 55 Par-la-Ville Road, Hamilton HM 11, Bermuda. Our principal executive offices are located at 7665 Corporate Center Drive, Miami, Florida 33126. Our telephone number is (305) 436-4000. Our website is located at http://www.nclhltdinvestor.com. The information that appears on our website is not part of, and is not incorporated by reference into this prospectus or any other report or document filed with or furnished to the SEC. Daniel S. Farkas, the Company’s Executive Vice President, General Counsel and Assistant Secretary, is our agent for service of process at our principal executive offices.

RISK FACTORS
You should carefully consider each of the risk factors described in our 2019 Annual Report and our Quarterly Reports, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC that are incorporated by reference herein and therein and as may be amended, supplemented or superseded from time to time by our filings with the SEC, before making an investment decision. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation by Reference.” Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. See also the information contained under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

USE OF PROCEEDS
The use of proceeds will be specified in the applicable prospectus supplement or free writing prospectus.

DESCRIPTION OF SHARE CAPITAL
We were incorporated on February 21, 2011 as a Bermuda exempted company incorporated under the Companies Act 1981 of Bermuda (the “Companies Act”). We are registered with the Registrar of Companies in Bermuda under registration number 45125. Our registered office is located at Walkers Corporate (Bermuda) Limited, Park Place, 3rd Floor, 55 Par-la-Ville Road, Hamilton HM 11, Bermuda. The rights of our shareholders are governed by Bermuda law, our memorandum of association and our amended and restated bye-laws (our “bye-laws”). The Companies Act differs in some material respects from laws generally applicable to U.S. corporations and their shareholders.
The following descriptions are qualified in their entirety by reference to our memorandum of association and bye-laws. The following summary is a description of the material terms of our share capital. The following summary also highlights material differences between Bermuda and Delaware corporate laws.
Share Capital
Our authorized share capital is $500,000 divided into 490,000,000 ordinary shares of par value $0.001 per share and 10,000,000 preference shares of par value $0.001 per share.
Pursuant to our bye-laws, subject to the requirements of the New York Stock Exchange (“NYSE”) and to any resolution of the shareholders to the contrary, our board of directors (our “Board of Directors”) is authorized to issue any of our authorized but unissued ordinary shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.
Ordinary Shares
All of our issued and outstanding ordinary shares are fully paid.
In the event of our liquidation, dissolution or winding up, the holders of ordinary shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and subject to any preferential rights to payments owing to preference shareholders.
If we issue any preference shares, the rights, preferences and privileges of holders of ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of our preference shares. See “— Preference Shares” below.
Voting
Holders of ordinary shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of ordinary shares are entitled to one vote per share on all matters submitted to a vote of holders of ordinary shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of ordinary shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it is in accordance with the Companies Act and until it shall have been approved by a resolution of our Board of Directors and by a resolution of our shareholders holding a majority of the then-outstanding shares of NCLH (or, where required, of a separate class or classes of shareholders).
Our bye-laws provide that no alteration to our memorandum of association shall be made, unless it is in accordance with the Companies Act and until it shall have been approved by a resolution of our Board of Directors and by a resolution of our shareholders holding a majority of the then-outstanding shares of NCLH (or, where required, of a separate class or classes of shareholders). Holders of ordinary shares will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors.
Any individual who is a shareholder of NCLH and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as our Board of Directors may determine.

The Companies Act also provides that shareholders may take action by written resolution. Subject to the following, anything (except for the removal of an auditor before the expiration of the term of his or her office or director before the expiration of the term of his or her office) which may be done by resolution of NCLH in general meeting or by resolution of a meeting of any class of the shareholders may, without a meeting, be done by resolution in writing signed by, or in the case of a shareholder that is a corporation whether or not a company within the meaning of the Companies Act, on behalf of, such number of shareholders who, at the date that the notice of resolution is given, represent not less than the minimum number of votes as would be required if the resolution was voted on at a meeting of shareholders at which all shareholders entitled to attend and vote were present and voting.
Dividends
Under our bye-laws, each ordinary share is entitled to dividends as and when dividends are declared by our Board of Directors, subject to any preferential dividend right of the holders of any preference shares. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, restrictions imposed by applicable law and our financing agreements and other factors that our Board of Directors deems relevant. Our debt agreements also impose restrictions on the ability of our subsidiaries to pay distributions to us and our ability to pay dividends to our shareholders.
We are a holding company and have no direct operations. As a result, we will depend upon distributions from our subsidiaries to pay any dividends.
Additionally, we are subject to Bermuda legal constraints that may affect our ability to pay dividends on our ordinary shares and make other payments. Under the Companies Act, we may declare or pay a dividend only if we have reasonable grounds for believing that we are, or would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than our liabilities.
Transfer Restrictions
Under Section 883 of the Internal Revenue Code of 1986, as amended (the “Code”), and the related regulations, a foreign corporation will be exempt from U.S. federal income taxation on its U.S.-source international shipping income if, among other requirements, one or more classes of its stock representing, in the aggregate, more than 50% of the combined voting power and value of all classes of its stock are “primarily and regularly traded on one or more established securities markets” in a qualified foreign country or in the United States (and certain exceptions do not apply), to which we refer as the “Publicly Traded Test.”
The regulations under Section 883 of the Code provide, in pertinent part, that a class of stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the outstanding shares of such class of stock are owned on more than half the days during the taxable year by persons who each own 5% or more of the outstanding shares of such class of stock, to which we refer as the “Five Percent Override Rule.” The Five Percent Override Rule will not apply if NCLH can substantiate that the number of NCLH’s ordinary shares owned for more than half of the number of days in the taxable year (1) directly or indirectly applying attribution rules, by its qualified shareholders, and (2) by its non-5% shareholders, is greater than 50% of its outstanding ordinary shares.
As of the date of this prospectus, NCLH’s direct non-5% shareholders own more than 50% of its ordinary shares. Based on the foregoing, as of the date of this prospectus, we believe that NCLH’s ordinary shares will be considered to be “regularly traded on an established securities market.”
Because we are relying on the substantial ownership by non-5% shareholders in order to satisfy the regularly traded test, there is the potential that if another shareholder becomes a 5% shareholder our qualification under the Publicly Traded Test could be jeopardized. If we were to fail to satisfy the Publicly Traded Test, we likely would become subject to U.S. income tax on income associated with our cruise operations in the United States. Therefore, as a precautionary matter, we have provided protections in our bye-laws to reduce the risk of the Five Percent Override Rule applying. In this regard, our bye-laws provide that no one person or group of related persons, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 4.9% of our ordinary shares, whether measured by vote, value or number, unless such ownership is approved by our Board of Directors. In addition, any person or group of related persons that own 3% or more (or a lower percentage if required by the U.S. Treasury Regulations under the Code) of our ordinary shares will be required to meet certain notice requirements as provided for in our bye-laws. Our bye-laws generally restrict the transfer of any of our ordinary shares if such transfer would cause us to be subject to tax on our U.S. shipping income. In general, detailed attribution rules, that treat a shareholder as owning shares that are owned by another person, are applied in determining whether a person is a 5% shareholder. For purposes of the 4.9% limit, a “transfer” will include any sale, transfer, gift, assignment, devise or other disposition, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise.
Our bye-laws provide that our Board of Directors may waive the 4.9% limit or transfer restrictions, in any specific instance. Our Board of Directors may also terminate the limit and transfer restrictions generally at any time for any reason. If a purported transfer or other event results in the ownership of ordinary shares by any shareholder in violation of the 4.9% limit, or causes us to be subject to U.S. income tax on shipping operations, such ordinary shares in excess of the 4.9% limit, or which would cause us to be subject to U.S. shipping income tax will automatically be designated as “excess shares” to the extent necessary to ensure that the purported transfer or other event does not result in ownership of ordinary shares in violation of the 4.9% limit or cause us to become subject to U.S. income tax on shipping operations, and any proposed transfer that would result in such an event would be void. Any purported transferee or other purported holder of excess shares will be required to give us written notice of a purported transfer or other event that would result in excess shares. The purported transferee or holders of such excess shares shall have no rights in such excess shares, other than a right to the payments described below.
Excess shares will not be treasury shares but rather will continue to be issued and outstanding ordinary shares. While outstanding, excess shares will be transferred to a trust. The trustee of such trust has been appointed by us and is independent of us and the purported holder of the excess shares. The beneficiary of such trust will be one or more charitable organizations that is a qualified shareholder selected by the trustee. The trustee is entitled to vote the excess shares on behalf of the beneficiary. If, after purported transfer or other event resulting in excess shares and prior to the discovery by us of such transfer or other event, dividends or distributions are paid with respect to such excess shares, such dividends or distributions will be immediately due and payable to the trustee for payment to the charitable beneficiary. All dividends received or other income declared by the trust will be paid to the charitable beneficiary. Upon our liquidation, dissolution or winding up, the purported transferee or other purported holder will receive a payment that reflects a price per share for such excess shares generally equal to the lesser of:
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the amount per share of any distribution made upon such liquidation, dissolution or winding up, and

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in the case of excess shares resulting from a purported transfer, the price per share paid in the transaction that created such excess shares, or, in the case of certain other events, the market price per share for the excess shares on the date of such event, or in the case of excess shares resulting from an event other than a purported transfer, the market price for the excess shares on the date of such event.

At the direction of our Board of Directors, the trustee will transfer the excess shares held in trust to a person or persons, including us, whose ownership of such excess shares will not violate the 4.9% limit or otherwise cause us to become subject to U.S. shipping income tax within 180 days after the later of the transfer or other event that resulted in such excess shares or we become aware of such transfer or event. If such a transfer is made, the interest of the charitable beneficiary will terminate, the designation of such shares as excess shares will cease and the purported holder of the excess shares will receive the payment described below. The purported transferee or holder of the excess shares will receive a payment that reflects a price per share for such excess shares equal to the lesser of:
•
the price per share received by the trustee, and

•
the price per share such purported transferee or holder paid in the purported transfer that resulted in the excess shares, or, if the purported transferee or holder did not give value for such excess shares, through a gift, devise or other event, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the excess shares.
A purported transferee or holder of the excess shares will not be permitted to receive an amount that reflects any appreciation in the excess shares during the period that such excess shares were outstanding. Any amount received in excess of the amount permitted to be received by the purported transferee or holder of the excess shares must be turned over to the charitable beneficiary of the trust. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring or holding such excess shares and to hold such excess shares on our behalf.
We have the right to purchase any excess shares held by the trust for a period of 90 days from the later of:
•
the date the transfer or other event resulting in excess shares has occurred, and

•
the date our Board of Directors determines in good faith that a transfer or other event resulting in excess shares has occurred.

The price per excess share to be paid by us will be equal to the lesser of:
•
the price per share paid in the transaction that created such excess shares, or, in the case of certain other events, the market price per share for the excess shares on the date of such event, or

•
the lowest market price for the excess shares at any time after their designation as excess shares and prior to the date we accept such offer.

These provisions in our bye-laws could have the effect of delaying, deferring or preventing a change in our control or other transaction in which our shareholders might receive a premium for their ordinary shares over the then-prevailing market price or which such holders might believe to be otherwise in their best interest. Our Board of Directors may determine, in its sole discretion, to terminate the 4.9% limit and the transfer restrictions of these provisions. While both the mandatory offer protection and 4.9% protection remain in place, no third party will be able to acquire control of NCLH.
Listing
Our ordinary shares are listed on the NYSE under the symbol “NCLH.”
Preference Shares
Pursuant to our bye-laws, our Board of Directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by our Board of Directors without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of NCLH. We currently have authorized 10,000,000 preference shares of par value $0.001 per share. No preference shares have been issued or outstanding as of the date of this prospectus. We have no present plans to issue any preference shares.
Composition of Board of Directors; Election; Quorum
In accordance with our bye-laws, the number of directors comprising our Board of Directors will be as determined from time to time by resolution of our Board of Directors, provided, that there shall be at least seven but no more than eleven directors. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At any meeting of our Board of Directors, our bye-laws will provide that a majority of the directors then in office will constitute a quorum for all purposes. Our Board of Directors is divided into three classes, each of whose members will serve for staggered three-year terms.

Transfer Agent and Registrar
The register of members is maintained at the registered office of NCLH in Bermuda in accordance with Bermuda law, and a branch register is maintained in the United States with American Stock Transfer & Trust Company, LLC, who serves as branch registrar and transfer agent.
Certain Corporate Anti-Takeover Protections
Certain provisions in our bye-laws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the ordinary shares held by shareholders.
Preference Shares
Our Board of Directors has the authority to issue series of preference shares with such voting rights and other powers as our Board of Directors may determine, as described above.
Classified Board
Our Board of Directors is classified into three classes. Each Director will serve a three-year term and will stand for re-election once every three years.
Removal of Directors, Vacancies
Our shareholders will be able to remove directors with or without cause at an annual or special general meeting by the affirmative vote of a majority of votes cast (and in the event of an equality of votes the resolution shall fail). Vacancies on our Board of Directors may be filled only by a majority of our Board of Directors, except with respect to any vacancies filled by shareholders at a special general meeting at which a director is removed.
Advance Notice Requirements for Shareholder Proposals and Director Nominations
Our bye-laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual general meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.
Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the previous year’s annual general meeting. Our bye-laws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual general meeting of shareholders or make nominations for directors at an annual general meeting of shareholders.
Bermuda Law
We are an exempted company incorporated under the laws of Bermuda. The rights of our shareholders are governed by Bermuda law, our memorandum of association and our bye-laws. The laws of Bermuda differ in some material respects from laws generally applicable to U.S. corporations and their shareholders. The following is a summary of material provisions of Bermuda law and our organizational documents not discussed above.
Variation of Rights
If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of at least two-thirds of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to ordinary shares will not be deemed to vary the rights attached to ordinary shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.
Rights in Liquidation
Under Bermuda law, in the event of a liquidation or winding-up of a company, after satisfaction in full of all claims and amounts due to creditors and subject to the preferential rights accorded to any series of preference shares and subject to any specific provisions of our bye-laws, the proceeds of the liquidation or winding-up are distributed pro rata among the holders of ordinary shares.
Meetings of Shareholders
Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year unless the shareholders specifically resolve to dispense with the holding of annual general meetings. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Our bye-laws require that unless otherwise provided, shareholders be given not less than ten nor more than sixty days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that our Board of Directors may convene an annual general meeting or a special general meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting.
Our bye-laws provide that the presence in person or by proxy of two or more shareholders entitled to attend and vote and holding shares representing more than 50% of the combined voting power constitutes a quorum at any general meeting of shareholders.
Access to Books and Records and Dissemination of Information
Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s certificate of incorporation, its memorandum of association, including its objects and powers, certain alterations to the memorandum of association and its register of directors and officers. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. We maintain a register of members at the registered office of NCLH in Hamilton, Bermuda and a branch register in the United States with American Stock Transfer & Trust Company, LLC, who serves as branch registrar and transfer agent. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.
Board Actions
Our bye-laws provide that its business is to be managed and conducted by our Board of Directors. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (i) a duty to act in good faith in the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of a director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended.
The Companies Act also imposes a duty on directors and officers of a Bermuda company to: (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
Our bye-laws provide that to the fullest extent permitted by the Companies Act, a director shall not be liable to NCLH or its shareholders for breach of fiduciary duty as a director. Our bye-laws also provide for indemnification of directors as described in “— Indemnification of Directors and Officers.”
There is no requirement in our bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age.
The remuneration of our directors is determined by our Board of Directors. Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.
Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested unless he or she is disqualified from voting by the chairman of the relevant board meeting. A director (including the spouse or children of the director or any company of which such director, spouse or children own or control more than 20% of the capital or loan debt) cannot borrow from us (except loans made to directors who are bona fide employees or former employees pursuant to an employees’ share scheme), unless shareholders holding 90% of the total voting rights have consented to the loan.
Transfer of Shares
Our Board of Directors may in its absolute discretion and without assigning any reason refuse to register the transfer of a share if it is not fully paid. Our Board of Directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our Board of Directors shall reasonably require. Subject to these restrictions, and the 4.9% limit and related transfer restrictions described in “— Ordinary Shares - Transfer Restrictions,” a holder of ordinary shares may transfer the title to all or any of its ordinary shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other ordinary form as our Board of Directors may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our Board of Directors may accept the instrument signed only by the transferor. In this case, where the ordinary shares are listed, transfer of shares will be effected through the duly appointed transfer agent and the registrar of NCLH.
Indemnification of Directors and Officers
Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.
We have adopted provisions in our bye-laws that, subject to certain exemptions and conditions, require us to indemnify to the full extent permitted by the Companies Act in the event each person who is involved in legal proceedings by reason of the fact that person is or was a director, officer or resident representative of NCLH, or is or was serving at the request of NCLH as a director, officer, resident representative, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) incurred and suffered by the person in connection therewith. We are also required under our bye-laws to advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, provided if the Companies Act requires, the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified. In addition, the bye-laws specifically provide that the indemnification rights granted thereunder are non-exclusive.
In addition, we have entered into separate contractual indemnification arrangements with our directors. These arrangements provide for indemnification and the advancement of expenses to these directors in circumstances and subject to limitations substantially similar to those described above. Section 98A of the Companies Act and our bye-laws permit us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.
Amendment of Memorandum of Association and Bye-Laws
Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Bermuda law requires that the bye-laws may be rescinded, altered or amended only if approved by a resolution of our shareholders and directors. Our bye-laws provide for amendment of our memorandum of association and bye-laws as described above in “— Ordinary Shares — Voting.”
Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.
Amalgamations, Mergers and Appraisal Rights
A Bermuda exempted company may amalgamate or merge with another Bermuda exempted company or a company incorporated outside Bermuda in accordance with the provisions of the Companies Act.
Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for his, her or its shares in the Bermuda company may within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of his, her or its shares. Under Bermuda law, the amalgamation or merger of the Company with another company or corporation (other than certain affiliated companies) requires an amalgamation agreement or merger agreement to first be approved and then recommended by our Board of Directors and by resolution of our shareholders.
Shareholder Suits
Class actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence a derivative action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company, or amounts to a breach of fiduciary duty by one or more of the company’s directors, or is illegal or would result in violation of the company’s memorandum of association or bye-laws. Furthermore, shareholders of Bermuda companies have causes of action available to them in respect of acts that are alleged to constitute a fraud against the minority shareholders.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholder, by other shareholders or by the company.
Discontinuance
Under Bermuda law, an exempted company may be discontinued and be continued in a jurisdiction outside Bermuda as if it had been incorporated under the laws of that other jurisdiction. Our bye-laws provide that our Board of Directors may exercise all our power to discontinue to another jurisdiction without the need of any shareholder approval.
Takeovers/Compulsory Acquisition of Shares Held by Minority Holders
An acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in the following ways:
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If the acquiring party is a company it may compulsorily acquire all the shares of the target company by acquiring, pursuant to a tender offer, 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the “offeror”), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require, by notice, any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

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By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of NCLH and of holders of ordinary shares, representing in the aggregate a majority in number and at least 75% in value of the ordinary shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Supreme Court of Bermuda. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of ordinary shares could be compelled to sell their shares under the terms of the scheme of arrangement.

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Where one or more parties holds not less than 95% of the shares or a class of shares of a company such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of its shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Material Bermuda Tax Considerations
At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property owned or leased by us in Bermuda. We pay annual Bermuda government fees.

Delaware Law
The terms of share capital of corporations incorporated in the United States, including Delaware, differ from corporations incorporated in Bermuda. The following discussion highlights material differences of the rights of a shareholder of a Delaware corporation compared with the rights of our shareholders under Bermuda law, as outlined above.
Under Delaware law, a corporation may indemnify its director or officer (other than in action by or in the right of the companies) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if such director or officer (i) acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of shareholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for shareholder action, and the affirmative vote of a plurality of shares is required for the election of directors. With certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.
Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.
Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding shares of all classes having a preference upon the distribution of assets.
Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.
Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.
Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law, and the court generally has discretion in such actions to permit the winning party to recover attorneys’ fees.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of our ordinary shares by a U.S. Holder or a Non-U.S. Holder, as defined below. This discussion addresses only U.S. Holders and Non-U.S. Holders who purchase ordinary shares in connection with the offering and hold the ordinary shares as a capital asset within the meaning of Section 1221 of the Code. The following discussion, insofar as it addresses the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders of the ownership and disposition of our ordinary shares and discusses matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise herein or in the U.S. federal income tax opinion filed herewith, is the opinion of Kirkland & Ellis LLP, our U.S. tax counsel in connection with the preparation and filing of this registration statement, subject to the assumptions, qualifications and limitations stated herein and in the U.S. federal income tax opinion filed herewith. This discussion is general in nature and does not consider all aspects of U.S. federal income taxation (including the potential application of the Medicare contribution tax) that may be relevant to a U.S. Holder or Non-U.S. Holder in light of such U.S. Holder’s or Non-U.S. Holder’s personal circumstances or status. In particular, this discussion does not address the U.S. federal income tax consequences of owning our ordinary shares to U.S. Holders and Non-U.S. Holders subject to special treatment under the U.S. federal income tax law, such as:
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brokers or dealers in securities or currencies;

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traders that elect to mark their securities to market;

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tax-exempt entities;

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partnerships or other entities treated as partnerships for U.S. federal income tax purposes or investors therein;

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S corporations and any investors therein;

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persons who have ceased to be U.S. citizens or lawful permanent residents of the United States and other U.S. expatriates or other entities that were previously tax residents in the United States;

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regulated investment companies, real estate investment trusts, real estate mortgage investment conduits, banks, thrifts, insurance companies or other financial institutions or financial service entities;

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persons that hold our ordinary shares as a position in a straddle or as part of a synthetic security or hedge, constructive sale, or conversion transaction or other integrated investment;

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persons that purchase or sell our ordinary shares as part of a wash sale for tax purposes;

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persons who own, actually or under applicable constructive ownership rules, 10% or more of our ordinary shares, U.S. Holders that have a functional currency other than the U.S. dollar;

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U.S. Holders that hold our ordinary shares through a non-U.S. broker or other non-U.S. intermediary;

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controlled foreign corporations; passive foreign investment companies;

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U.S. citizens or lawful permanent residents living abroad; corporations that accumulate earnings to avoid U.S. federal income tax;

•
foreign governments or international organizations, within the meaning of Section 892 of the Code; or

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retirement plans, individual retirement accounts or other tax-deferred accounts or any person acquiring our ordinary shares in connection with the performance of services.

Such U.S. Holders and Non-U.S. Holders may be subject to tax rules that differ significantly from those summarized below.
In addition, this discussion is based on provisions of the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, administrative guidance of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the IRS will agree with this discussion or that a court would not sustain any challenge by the IRS in the event of litigation. In addition, this discussion does not address the consequences of any other U.S. federal tax laws other than U.S. federal income tax laws (such as estate or gift tax laws or the alternative minimum tax) or any applicable state, local or non-U.S. tax laws. You are urged to consult your tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership and disposition of our ordinary shares.
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the U.S., (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if either (1) a court within the U.S. is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust and is not a U.S. Holder is referred to below as a “Non-U.S. Holder.” Special rules may apply to certain Non-U.S. Holders. Consequently, Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local, non-U.S. and other tax consequences that may be relevant to them in light of their particular circumstances.
If any entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our ordinary shares, the tax treatment of a partner or owner of an interest in such entity or arrangement will generally depend on the status of the partner and the activities of the partner and such entity or arrangement. Partners or owners of partnerships or other entities or arrangements classified as a partnership for U.S. federal income tax purposes considering the purchase of the ordinary shares should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.
THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. PROSPECTIVE HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF U.S. NON-INCOME TAX LAWS AND THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, IN LIGHT OF THEIR PARTICULAR SITUATION.
U.S. Federal Income Taxation of U.S. Holders
The following discussion is subject to the discussion of the “PFIC” rules below:
Distributions
Any distributions made by us with respect to our ordinary shares to a U.S. Holder will generally constitute dividends taxable as ordinary income to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of those earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our ordinary shares (determined on a share-by-share basis), and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us. So long as our stock is considered readily tradable on an established securities market in the United States, we expect that we will constitute a “qualified foreign corporation” and dividends received by certain non-corporate U.S. Holders should, subject to applicable limitations, qualify as “qualified dividend income” eligible for preferential rates. As noted below under “— PFIC Status,” if we were determined to be a PFIC (as defined below), however, we would not constitute a “qualified foreign corporation” and dividends received by non-corporate U.S. Holders would not qualify as “qualified dividend income” eligible for preferential rates.

Amounts taxable as dividends generally will be treated as income from sources outside the U.S. and will, depending on your circumstances, be “passive” or “general” category income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you. Notwithstanding the foregoing, if (a) we are 50% or more owned, by vote or value, by U.S. persons and (b) at least 10% of our earnings and profits are attributable to sources within the U.S., then for foreign tax credit purposes, a portion of our dividends would be treated as derived from sources within the U.S. In such case, with respect to any dividend paid for any taxable year, the U.S.-source ratio of such dividends for foreign tax credit purposes would be equal to the portion of our earnings and profits from sources within the U.S. for such taxable year, divided by the total amount of our earnings and profits for such taxable year.
Sale, Exchange or Other Disposition of Ordinary Shares
A U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other taxable disposition of our ordinary shares in an amount equal to the difference, if any, between the amount realized by the U.S. Holder from such disposition and the U.S. Holder’s adjusted tax basis in such ordinary shares. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period at the time of the sale, redemption or other taxable disposition of our ordinary shares is more than one year, in which case in the case of a non-corporate U.S. Holder, such long-term capital gain will generally be taxed at a lower rate than the tax rates applicable to ordinary income. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.
Any gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of ordinary shares generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. Holder. Consequently, a U.S. Holder may not be able to claim a credit for any non-U.S. tax imposed upon a disposition of ordinary shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Prospective U.S. Holders should consult their tax advisors as to the foreign tax credit implications of such sale, exchange, retirement, redemption, or other taxable disposition of ordinary shares.
PFIC Status
The foregoing discussion assumes that we are not and will not become a “passive foreign investment company” or “PFIC” for U.S. federal income tax purposes.
A non-U.S. corporation generally will be a PFIC in any taxable year in which, after applying the relevant look-through rules with respect to the income and assets of its subsidiaries, either 75% or more of its gross income is “passive income” (generally including (without limitation) dividends, interest, annuities and certain royalties and rents not derived in the active conduct of a business) or the average quarterly aggregate value of its assets that produce passive income or are held for the production of passive income is at least 50% of the total value of its assets. In determining whether we meet the 50% test, cash is considered a passive asset, and the total value of our assets generally will be treated as equal to the sum of the aggregate fair market value of our outstanding stock plus our liabilities. If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning a proportionate share of the other corporation’s assets and receiving a proportionate share of the other corporation’s income.
We believe that we were not a PFIC for the 2019 taxable year and do not expect to become one in the near future. Nevertheless, PFIC status is determined annually and depends on the composition of a company’s income and assets and the fair market value of its assets and no assurance can be given as to whether we will be a PFIC in 2020 or for any future taxable year, in particular because our PFIC status for any taxable year will generally be determined in part by reference to our market capitalization, which has fluctuated and may continue to fluctuate significantly over time, and our revenues, which have been, and may continue to be, negatively impacted by the COVID-19 outbreak.
If we were found to be a PFIC for any taxable year in which a U.S. Holder held ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder, including a recharacterization of any capital gain recognized on a sale or other disposition of ordinary shares as ordinary income, ineligibility for any preferential tax rate otherwise applicable to any “qualified dividend income,” a material increase in the amount of tax that such U.S. Holder would owe and the possible imposition of interest charges, an imposition of tax earlier than would otherwise be imposed and additional tax form filing requirements.
If we are a PFIC for any year during which a U.S. Holder holds our ordinary shares, we would continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds our ordinary shares, even if we ceased to meet the threshold requirements for PFIC status.
A U.S. Holder owning shares in a PFIC (or a corporation that might become a PFIC) may be able to avoid or mitigate the adverse tax consequences of PFIC status by making certain elections, including “qualified electing fund” or “mark-to-market” elections, if deemed appropriate based on guidance provided by its tax advisor. If we are found to be a PFIC, we will use reasonable efforts to provide any information reasonably requested by a U.S. Holder in order to make such elections.
U.S. Holders are urged to consult their tax advisors regarding the tax consequences that would arise if we were a PFIC.
U.S. Federal Income Taxation of Non-U.S. Holders
Distributions
Subject to the discussion below concerning backup withholding, Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us on our ordinary shares unless the income is effectively connected with a U.S. trade or business (and, if an applicable income tax treaty so provides, the dividends are attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S. or a “fixed base”), in which case, a Non-U.S. Holder will be subject to regular federal income tax on such dividend generally in the same manner as discussed in the section above under “— U.S. Federal Income Taxation of U.S. Holders,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such dividend, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.
Sale, Exchange, Redemption, or other Taxable Disposition of Ordinary Shares
Subject to the discussion below concerning backup withholding, Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our ordinary shares, unless either:
•
the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, and, if provided in an applicable income tax treaty, is attributable to a “permanent establishment” or a “fixed base”; or

•
the Non-U.S. Holder is an individual who is treated as present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case such gain (which gain may be offset by certain U.S.-source losses) generally will be taxed at a 30% rate (or lower applicable treaty rate).

A Non-U.S. Holder described in the first bullet point above will be subject to regular U.S. federal income tax on the net gain derived from the sale generally in the same manner as discussed in the sections above under “— U.S. Federal Income Taxation of U.S. Holders,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such gain, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.
Backup Withholding and Information Reporting
In general, payments of distributions on our ordinary shares to a non-corporate U.S. Holder and proceeds of a disposition of our ordinary shares by a non-corporate U.S. Holder will be subject to U.S.

federal income tax information reporting requirements. Such amounts may also be subject to U.S. federal backup withholding if you are a non-corporate U.S. Holder and you:
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fail to provide us with an accurate taxpayer identification number;

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are notified by the IRS that you have become subject to backup withholding because you previously failed to report all interest or dividends required to be shown on your federal income tax returns; or

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fail to comply with applicable certification requirements.

A Non-U.S. Holder that receives distributions on our ordinary shares, or sells our ordinary shares through the U.S. office of a broker, or a non-U.S. office of a broker with specified connections to the United States, may be subject to backup withholding and related information reporting unless the Non-U.S. Holder certifies that it is a non-U.S. person, under penalties of perjury, or otherwise establishes an exemption.
Backup withholding is not an additional tax. You generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.
Certain Reporting Requirements
Individual U.S. Holders (and to the extent provided in IRS guidance, certain individual non-U.S. Holders and certain U.S. Holders that are entities) who hold interests in any “specified foreign financial asset” (as defined in Section 6038D of the Code) are generally required to file an IRS Form 8938 as part of their U.S. federal income tax returns with information relating to the asset for each taxable year in which the average quarterly aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher amounts as prescribed by applicable U.S. Treasury regulations). “Specified foreign financial assets” generally include, among other assets, ordinary shares unless the shares are held through an account maintained with a U.S. “financial institution” (as defined in Section 1471(d)(5) of the Code). Substantial penalties may be imposed, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended, in the event of a failure to comply. You should consult your tax advisors regarding your reporting obligations under this legislation.

PLAN OF DISTRIBUTION
We may offer and sell the ordinary shares covered by this prospectus from time to time in one or more transactions, including without limitation:
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directly to one or more purchasers;

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through agents;

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to or through underwriters, brokers or dealers; or

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through a combination of any of these methods.

In addition, the manner in which we may sell some or all of the ordinary shares covered by this prospectus includes any method permitted by law, including, without limitation, through:
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a block trade in which a broker-dealer will attempt to sell the ordinary shares as agent, but may position and resell all or a portion of the block, as principal, in order to facilitate the transaction;

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purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

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ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

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privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:
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enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the ordinary shares pursuant to this prospectus, in which case such broker-dealer or affiliate may use ordinary shares received from us to close out its short positions;

•
sell securities short and redeliver such shares to close out the short positions;

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enter into option or other types of transactions that require the delivery of ordinary shares to the underwriters, a broker-dealer or an affiliate thereof, who will then resell or transfer the ordinary shares under this prospectus; or

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loan or pledge the ordinary shares to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

The ordinary shares covered by this prospectus may be sold:
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on any national securities exchange on which the ordinary shares may be listed at the time of sale;

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in the over-the-counter market; or

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in transactions otherwise than on an exchange or in the over-the-counter market, or in combination.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.
A prospectus supplement with respect to each offering of ordinary shares will state the terms of the offering of the ordinary shares, including:
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the name or names of any participating underwriters, brokers, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;

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the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

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any delayed delivery arrangements;

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any underwriting discounts, commissions or agency fees and other items constituting underwriters’, brokers’, dealers’ or agents’ compensation;

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any discounts or concessions allowed or reallowed or paid to dealers;

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any securities exchange or markets on which the securities may be listed; and

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other material terms of the offering.

The offer and sale of the ordinary shares described in this prospectus, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:
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at a fixed price or prices, which may be changed;

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at market prices prevailing at the time of sale;

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at prices related to the prevailing market prices; or

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at negotiated prices.

General
Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Any underwriters, dealers, agents and remarketing firms that participate in the distribution of the ordinary shares may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the ordinary shares may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.
We and other persons participating in the sale or distribution of the ordinary shares will be subject to the Securities Act, and the rules and regulations thereunder, as well as Regulation M under the Exchange Act. This regulation may limit the timing of purchases and sales of any of the ordinary shares by us or any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of us or any of our affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution for a period of up to five business days before the distribution. These restrictions may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.
We are not restricted as to the price or prices at which we or they may sell the ordinary shares. Sales of such ordinary shares may have an adverse effect on the market price of the ordinary shares. Moreover, it is possible that a significant number of ordinary shares could be sold at the same time, which may have an adverse effect on the market price of the ordinary shares.
We cannot assure you that we will sell all or any portion of the ordinary shares offered hereby.
Underwriters and Agents
If underwriters are used in a sale, they will acquire the ordinary shares for their own account. The underwriters may resell the ordinary shares in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. We may offer the ordinary shares to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of ordinary shares, the obligations of the underwriters to purchase the offered ordinary shares will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the ordinary shares of the series offered if any of the ordinary shares are purchased, unless otherwise specified in connection with any particular offering of ordinary shares. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.
We may designate agents to sell the ordinary shares. Unless otherwise specified in connection with any particular offering of ordinary shares, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the ordinary shares to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the ordinary shares upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the ordinary shares. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.
In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive outstanding ordinary shares in consideration for the ordinary shares being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell ordinary shares covered by this prospectus to hedge their positions in these outstanding ordinary shares, including in short sale transactions. If so, the underwriters or agents may use the ordinary shares received from us under these arrangements to close out any related open borrowings of ordinary shares.
Dealers
We may sell the ordinary shares to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such ordinary shares to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.
Direct Sales
We may choose to sell the ordinary shares directly. In this case, no underwriters or agents would be involved.
Institutional Purchasers
We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase ordinary shares on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.
We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.
Indemnification; Other Relationships
We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions
In connection with any offering of ordinary shares, the underwriters may, to the extent permitted by applicable rules and regulations, purchase and sell ordinary shares in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of ordinary shares in excess of the number of ordinary shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of ordinary shares made in an amount up to the number of ordinary shares represented by the underwriters’ over-allotment option in the offering, if any. In determining the source of ordinary shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the ordinary shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of ordinary shares, which are any sales in excess of their over-allotment option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of ordinary shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.
In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.
Fees and Commissions
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.
If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121 (or any successor rule).

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, Walkers (Bermuda) Limited will pass upon the validity of any ordinary shares sold under this prospectus. Kirkland & Ellis LLP, New York, New York, will pass upon certain matters relating to U.S. federal income tax considerations.
EXPERTS
The financial statements incorporated in this prospectus by reference to Norwegian Cruise Line Holdings Ltd.’s Current Report on Form 8-K dated July 8, 2020 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Norwegian Cruise Line Holdings Ltd. for the year ended December 31, 2019, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the removal of substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements, and an emphasis of matter paragraph relating to the impact of COVID-19, and the Company’s liquidity and management plans, as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                 Ordinary Shares
NORWEGIAN CRUISE LINE HOLDINGS LTD.

Prospectus Supplement

           , 2021